As filed with the Securities and Exchange Commission on July 11, 2007

(S-4) Registration No. 333-            /(S-3 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(with respect to the 3.50% Convertible Senior Notes due 2024 being offered in the exchange offer)

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(with respect to the 3.50% Convertible Senior Notes due 2024 being offered for cash)

ISOLAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0458888
(State or other jurisdiction of incorporation or organization)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405 Eagleview Boulevard
Exton, Pennsylvania 19341
(484) 713-6001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas L. Teti

Chairman of the Board and Chief Executive Officer

Isolagen, Inc.

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(484) 713-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard J. Busis, Esq.	John A. Fore, Esq.
Cavas S. Pavri, Esq.	Daniel J. Weiser, Esq.
Cozen O’Connor	Alexander E. Kolar, Esq.
1900 Market Street	Wilson Sonsini Goodrich & Rosati
Philadelphia, PA 19103	Professional Corporation
(215) 665-5542	650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Securities Act), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
3.5% Convertible Senior Notes due 2024	$90,000,000	$90,000,000	$2,763
3.5% Convertible Senior Notes due 2024(3)	$31,665,000	$31,665,000	$973
Common Stock, $0.001 par value per share(4)(5)	24,300,001	$10,225,095	$314
Total Registration Fee	$131,890,095	$131,890,095	$4,050

(1)                Pursuant to Rule 457(f) under the Securities Act, this amount is the market value as of July 6, 2007 of the aggregate principal amount outstanding of 3.5% Convertible Subordinated Notes due 2024 that may be received by the Registrant from tendering holders in the exchange offer.

(2)                The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.

(3)                We are registering an additional amount of 3.50% Convertible Senior Notes due 2024 to be publicly offered for cash, and for the potential payment of fees to the dealer manager.

(4)                The shares of common stock that are being registered include 2,481,819 shares that could be issued if the Registrant elects under the terms of the new notes to make payments of additional interest in common stock instead of cash. Also includes 21,818,182 shares of common stock issuable upon conversion of the new notes registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

(5)                Includes preferred share purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC acting pursuant to Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED JULY 11, 2007

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Exchange Offer

3.5% Convertible Senior Notes due 2024 for its

3.5% Convertible Subordinated Notes due 2024

and the Sale of up to $30,000,000

3.5% Convertible Senior Notes due 2024

If you elect to participate in the exchange offer, for each $1,000 principal amount of 3.5% Convertible Subordinated Notes due 2024, or “existing notes,” you tender, you will receive from us $1,000 principal amount of our 3.50% Convertible Senior Notes due 2024, or “new notes.”  The new notes will be issued in denominations of $1,000 and integral multiples of $1,000.

You may also give an indication of your interest in participating in the new money offering in which we are offering up to $30,000,000 principal amount of additional 3.50% Convertible Senior Notes due 2024. We anticipate that the new notes will be issued for cash at a purchase price of        % of principal amount (plus accrued interest from                     , 2007). The new notes will be issued in denominations of $1,000 and integral multiples of $1,000.

The exchange offer is open to all holders of our outstanding 3.5% Convertible Subordinated Notes due 2024.

The exchange offer will expire at 11:59 p.m., New York City time, on                 , 2007.

Our common stock is traded on the American Stock Exchange under the symbol “ILE.”  On July 9, 2007, the last reported sale price of our common stock on the American Stock Exchange was $3.99 per share. The new notes will not be listed on any national securities exchange, but the common stock underlying the new notes will be approved for listing by the American Stock Exchange upon issuance.

See “Risk Factors” beginning on page 18 for a discussion of factors you should consider before deciding to participate in the exchange offer or to purchase 3.50% Convertible Senior Notes due 2024 in the new money offering.

We have retained Georgeson Shareholder Communications, Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications, Inc. at (212) 440-8850, to receive additional documents and to ask questions.

New Money Offering

	Per Note	Total
Public Offering Price(1)	%	$
Placement Agent’s Commission(2)	%	$
Proceeds to the Company(3)	%	$

(1)               Plus interest, if any, accrued from the date of issuance.

(2)               Assumes all of the new notes offered in the new money offering are sold. See “Plan of Distribution.”

(3)               Before deducting offering expenses payable by us in connection with the exchange offer and new money offering and estimated to be $1.2 million.

The new money offering is being offered to the public on a best efforts basis. There is no minimum purchase requirement and no arrangement to place the proceeds of the new money offering in an escrow, trust or similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer and the placement agent for the new money offering:

Thomas Weisel Partners LLC

The date of this Prospectus is                 , 2007

The information contained or incorporated by reference within this prospectus is part of a registration statement we filed with the SEC. You should rely only on the information and representations contained in this prospectus. We have not, and the dealer manager and placement agent have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed combined registration statements on Forms S-4 and S-3 with the Securities and Exchange Commission, or SEC, for the exchange offer and the new money offering, respectively. This prospectus does not include all of the information contained in the registration statements. You should refer to the registration statements and their exhibits for additional information. Although we have disclosed or, as discussed below, have incorporated by reference from the other documents we have filed with the SEC the material terms of any contracts, agreements, or other documents that are referenced in this prospectus, you should refer to the exhibits attached to the registration statements for copies of the actual contracts, agreements, or other documents.

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at “http://www.sec.gov.” In addition, our common stock is listed for trading on the American Stock Exchange Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006. You may also access our filings with the SEC and obtain other information about us through the website maintained by Isolagen, which is located at “http://www.isolagen.com,” as soon as reasonably practicable after these materials have been electronically filed with, or furnished to, the SEC. Please note that all references to “www.isolagen.com” in this registration statement and prospectus are inactive textual references only and that the information contained on Isolagen’s website is neither incorporated by reference into this registration statement or prospectus nor intended to be used in connection with either the exchange offer or the new money offering.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•        Our Annual Report on Form 10-K for the year ended December 31, 2006.

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•        Our Current Reports on Form 8-K dated January 16, 2007; February 12, 2007; June 5, 2007; June 13, 2007; and July 6, 2007.

An updated description of our capital stock is included in this prospectus under “Description of Capital Stock.”

You may request a copy of these filings, at no cost, by contacting us at:

Isolagen, Inc.

Attn: Corporate Secretary

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Phone: (484) 713-6000

To obtain timely delivery, you must request this information no later than five business days before                     , 2007.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before exchanging your existing notes for the new notes in connection with the exchange offer or investing in new notes offered in the new money offering. For a more complete understanding of Isolagen and the exchange offer and the new money offering, we encourage you to read carefully this entire prospectus. Unless otherwise stated, all references to “us,” “our,” “Isolagen,” “we,” the “Company” and similar designations refer to Isolagen, Inc. and its consolidated subsidiaries unless the context otherwise requires.

Our Company

Overview

We are an aesthetic and therapeutic company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burns with a patient’s own, or autologous, fibroblast cells produced in our proprietary Isolagen Process. Our clinical development programs encompass both aesthetic and therapeutic indications. Our most advanced indication utilizing the Isolagen Process is for the treatment of wrinkles and is currently in Phase III clinical development. We are in the process of initiating a Phase III study in acne scars. We also have ongoing Phase II trials in full face rejuvenation and periodontal disease and plan to initiate additional Phase II trials in burn scars.

We also develop and market an advanced skin care product line through our Agera Laboratories, Inc. subsidiary, in which we acquired a 57% interest in August 2006.

In June 2006, we named Nicholas L. Teti, Jr., as our Chairman of the Board and Chief Executive Officer, and we named Declan Daly as Executive Vice President-Europe and Chief Financial Officer. Since June 2006, we have also added five other new members to our senior management team. We believe our management team has extensive knowledge of the aesthetics industry and significant experience in product development, registration, manufacturing and marketing.

Our Target Market Opportunities

Aesthetic Market Opportunity

Our Isolagen product candidate for wrinkles/nasolabial folds and full face rejuvenation are directed primarily at the aesthetic market. Aesthetic procedures have traditionally been performed by dermatologists, plastic surgeons and other cosmetic surgeons. According to the American Society for Aesthetic Plastic Surgery, or ASAPS, the total market for non-surgical cosmetic procedures was approximately $4.5 billion in 2006. We believe the aesthetic procedure market is driven by:

•        aging of the “baby boomer” population, currently ages 43 to 61;

•        increasing desire of many individuals to improve their appearance;

•        impact of managed care and reimbursement policies on physician economics, which has motivated physicians to establish or expand the menu of elective, private-pay aesthetic procedures that they offer; and

•        broadening base of the practitioners performing cosmetic procedures beyond dermatologists and plastic surgeons to non-traditional providers.

According to the ASAPS, 11.5 million surgical and non-surgical cosmetic procedures were performed in 2006, as compared to 11.4 million in 2005. Also according to the ASAPS, nearly 9.6 million non-surgical procedures were performed in 2006, as compared to 9.3 million non-surgical procedures in 2005. We believe that the concept of non-surgical cosmetic procedures involving injectable materials has become more mainstream and accepted. According to the ASAPS, the following table shows the top five non-surgical cosmetic procedures performed in 2006:

Procedure	Number
Botox injection	3,181,592
Hyaluronic acids	1,593,554
Laser hair removal	1,475,296
Microdermabrasion	993,071
Laser skin resurfacing	576,509

Procedures among the 35 to 50 year old age group made up 47% of all cosmetic procedures in 2006. The 51 to 64 year old age group made up 25% of all cosmetic procedures in 2006, while the 19 to 34 year old age group made up 22% of cosmetic procedures. Botox injection was the most popular treatment among the 35 to 50 and 51 to 64 year old age groups.

Therapeutic Market Opportunities

In addition to the aesthetic market, we believe there are opportunities for our Isolagen Therapy to treat certain medical conditions such as acne and burn scarring and tissue loss due to papillary recession. Presently, we are studying therapeutic applications of our technology for acne scars, restrictive burn scars and periodontal disease. We are not aware of other autologous cell-based treatments for any of these therapeutic applications.

Acne Scars.   Acne is the most common skin disorder in the United States. The term acne includes conditions ranging from clogged pores to outbreaks of severe lesions. According to the American Academy of Dermatology and the National Institute of Health, nearly 80% of people aged 11 to 30 have acne outbreaks at some point, and approximately 95% of these patients will have some degree of scarring depending on the severity and duration of the condition. Over time, as facial tone declines and facial fat stores are depleted, the scars typically become more noticeable. Current treatments for acne scarring are dermabrasion, laser resurfacing, surgical excision, and certain temporary fillers. We believe this market represents a significant opportunity for our acne scar product candidate.

Burns and Burn Scars.   According to a Kalorama Information study on burns (Wound Care Volume II: Burns, Kalorama Information, August 2005), an estimated 2.5 million Americans seek medical care each year for burns and approximately 100,000 are hospitalized. Approximately 50% of patients with deep second degree, third and fourth degree burns develop restrictive scarring which are often painful, and reduce flexibility and functionality of the area affected. We believe this market represents a significant opportunity for our non-surgical treatment of existing restrictive burn scars. We also believe additional market opportunity exists for the use of our product candidate prior to the formation of a restrictive scar to promote healing in the acute phase of burn wound healing.

Periodontal.   In the dental field, a majority of the population will experience periodontal disease at some point in their lives; therefore a market opportunity exists for an effective therapy for treating papillary recession. Therapeutic options that decrease the depth of the periodontal pockets make the patient’s daily home care more effective and reduce the chance of further gum and bone loss.

Papillary recession, also known as “black triangles,” can be associated with the progression of periodontal disease, and involves the recession of the triangular section of gum tissue between two teeth. While the number of Americans with some form of gum disease is significant (up to 30% of Americans—American Academy of Periodontology—perio.org), we are focused on a targeted subset of this patient population with papillary recession (black triangles). Currently, the loss of tissue associated with severe periodontal disease can only be treated through surgical procedures. These surgical procedures are expensive and painful, can potentially result in complications and have variable outcomes.

Agera Skincare Market Opportunities

Based on the Kline & Company, Inc. study, “The U.S. Professional Skin Care Market 2003,” the 2008 U.S. professional skin care market is estimated at $742 million. This report describes the market as comprised of the following sub-markets: Salons and spas (59%), Retail stores (22%) and Medical care (19%). The doctor dispensing market is primarily focused in the Dermatology and Plastic Surgeon segments but we believe is gaining interest with a broader audience of physician specialties, including the medical spa environment.

Isolagen’s Technology Platform

We use our proprietary Isolagen Process to produce an autologous living cell therapy, which we refer to this as the Isolagen Therapy, to address the normal effects of aging or injury to skin. Each of our product candidates is designed to use Isolagen Therapy to treat an indicated condition. We use our Isolagen Process to harvest autologous fibroblasts from a small skin punch biopsy from behind the ear with the use of a local anesthetic. We chose this location both because of limited exposure to the sun and to avoid creating a visible scar. In the case of our dental product candidate, the biopsy is taken from the patient’s palette. The biopsy is then packed in a vial in a special shipping container and shipped to our laboratory where the fibroblast cells are released from the biopsy and initiated into our cell culture process where the cells proliferate until they reach the required cell count. The fibroblasts are then harvested and tested by quality control and assurance before being released for injection. The number of cells and the frequency of injections may vary and will depend on the indication or application being studied.

If and when approved, we expect our product candidates will offer patients their own living fibroblast cells in a personalized therapy designed to improve the appearance of damaged skin. Our product candidates are intended to be a minimally invasive alternative to surgical intervention and a viable natural alternative to other chemical, synthetic or toxic treatments. We also believe that because our product candidates are autologous, the risk of an immunological or allergic response is low. With regard to the therapeutic markets, we believe that our product candidates may address an insufficiently met medical need for the treatment of each of restrictive burn scars, acne scars, and dental papillary insufficiency or gum recession and help patients avoid surgical intervention.

Clinical Development Programs

Our product development programs are focused on the aesthetic and therapeutic markets. These programs are supported by a number of clinical trial programs at various stages of development.

Our aesthetics development programs include product candidates (1) to treat targeted areas or wrinkles, and (2) to provide full-face rejuvenation that includes the improvement of fine lines, wrinkles, skin texture and appearance. Our therapeutic development programs are designed to treat restrictive burn scars, acne scars and dental papillary recession. All of our product candidates are non-surgical and minimally invasive.

Aesthetic Development Programs

Wrinkles/Nasolabial Folds—Phase III Trial:   In October 2006, we reached an agreement with the U.S. Food and Drug Administration, or FDA, on the design of a Phase III pivotal study protocol for the treatment of nasolabial folds (lines which run from the sides of the nose to the corners of the mouth). The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment, or SPA, regulations. Pursuant to this assessment process, the FDA has agreed that our study design for two identical trials, including patient numbers, clinical endpoints, and statistical analyses, is adequate to provide the necessary data that, depending on the outcome, could form the basis of an efficacy claim for a marketing application. The pivotal Phase III trials will evaluate the efficacy and safety of Isolagen Therapy against placebo in approximately 400 patients with approximately 200 patients enrolled in each trial. We completed enrollment of the study and commenced injection of subjects in early 2007. As we previously disclosed in March 2007, we have encountered certain delays in our protocol related to manufacturing and scheduling in connection with the study. We have since conferred with the FDA regarding these issues, and based on our findings and based on the recommendations received from the FDA, we submitted an amendment to our study protocol and chemistry, manufacturing and control (or CMC) submission. On June 1, 2007, we received approval of the amendment and the related Informed Consent Forms from the Investigational Review Board. The FDA’s decision regarding approval of the protocol amendment as it affects the SPA is expected in July 2007. We do not believe that this amendment will have a significant impact upon our Phase III pivotal study. We expect that injections related to this study will be completed during the third quarter of 2007.

Full Face Rejuvenation—Phase II Trial:   In February 2007, we completed investigator training for an open label (unblinded) trial designed to evaluate the use of Isolagen Therapy to treat fine lines and wrinkles for the full face of approximately 50 patients. Approximately 70% of these patients have been enrolled and biopsied. Five investigators across the United States are participating in this trial. Subject patients will be followed for six months following each subject’s last injection.

Therapeutic Development Programs

Acne Scars—Phase III Trial:   We are preparing for a Phase III trial to evaluate the use of our Isolagen Therapy to correct or improve the appearance of acne scars. We have submitted our protocol to the FDA. A pre- Investigational New Drug application, or IND, meeting with the FDA was held on March 2, 2007 to discuss our trial design to study the Isolagen Therapy for the treatment of acne scarring. Based on our discussion with the FDA, we intend to file an IND for a Phase III clinical trial during mid-2007. We believe we can provide an acceptable rationale for the proposed dose described in the submitted protocol. However, we may be required to include certain comparability data relating to dose. We believe we can collect these data as part of our Phase III trial. We expect to commence this trial during the second half of 2007.

Restrictive Burn Scars—Phase II Trial:   In January 2007, we met with the FDA to discuss our clinical program for the use of Isolagen Therapy for burn patients. Based on our discussions with the FDA, we are preparing to initiate a Phase II trial to evaluate the use of Isolagen Therapy to improve function and flexibility in existing restrictive burn scars. We filed an IND for Isolagen Therapy to treat restrictive burn scars in 18-30 patients in February 2007. We expect to commence this trial during the second half of 2007 across three investigator sites.

Acute Burn Scars Prevention—Exploratory Phase II Trial:   We are preparing for a Phase II trial to evaluate the use of Isolagen Therapy for use in burn patients prior to and during early stage scar formation to prevent the formation of hypertrophic and restrictive burn scars. This application of the Isolagen Therapy would occur in the more acute phase of scar formation in burn patients with the intent, as stated above, to prevent the formation of the hypertrophic and restrictive burn scar. The timing of the Isolagen Therapy is anticipated to be provided approximately six weeks after the acute burn. We have only had very preliminary discussions with the FDA regarding this potential application.

Dental Study—Phase II Trial:   In late 2003, we completed a Phase I clinical trial for the treatment of conditions relating to periodontal disease, specifically to treat Interdental Papillary Insufficiency. In the second quarter of 2005, we concluded the Phase II dental clinical trial with the use of Isolagen Therapy and subsequently announced that investigator and subject visual analog scale assessments demonstrated that the Isolagen Therapy was statistically superior to placebo at four months after treatment. Although results of the investigator and subject assessment demonstrated that the Isolagen Therapy was statistically superior to placebo, an analysis of objective linear measurements did not yield statistically significant results.

In 2006, we commenced a Phase II open-label dental trial for the treatment of Interdental Papillary Insufficiency. This single site study includes 13 subjects and the trial is expected to conclude during the first half of 2008. We are evaluating the necessary regulatory path to support licensure for this product candidate. We are also in the early planning stages of a Phase III study.

Agera Skincare Systems

We market and sell an advanced skin care product line through our majority-owned subsidiary, Agera Laboratories, Inc., which we acquired in August 2006. Agera offers a complete line of skincare systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. These technologically advanced skincare products can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems. Agera markets its products in both the United States and Europe (primarily the United Kingdom).

Our Strategy

We have recently adopted an eight-point business strategy created by our new management team. The objectives of this business strategy are to achieve regulatory milestones, position the company and its products properly, create a commercial operations infrastructure, and exploit complementary business opportunities by:

•        Targeting areas of skin and tissue rejuvenation with compelling market potential.

•        Advancing existing clinical development programs and identifying other strategic indications.

•        Developing manufacturing efficiencies and effective process improvements.

•        Pursuing opportunities to in-license or purchase complementary products and/or technologies.

•        Acquiring small businesses or creating co-marketing arrangements aligned with our overall business strategy.

•        Optimizing the value of our intellectual property and business relationships through partnerships to exploit synergies.

•        Focusing our management resources on building our business from the United States outward, intending ultimately to move into or operate in foreign markets where business opportunities then exist.

•        Adding proven and experienced biotechnology and health care professionals to our management team.

Corporate Information

Our principal executive offices are located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341, and our telephone number is (484) 713-6000. Our web site address is www.isolagen.com. Information on our web site is not part of this prospectus, and should not be relied upon in making any decision to participate in the exchange offer or new money offering.

We own or have rights to various copyrights, trademarks and trade names used in our business including but not limited to the following: Isolagen, Isolagen Therapy, Isolagen Process, Agera and Agera Rx. This prospectus also includes other trademarks, service marks and trade names of other companies. Other trademarks and trade names appearing in this prospectus are the property of the holder of such trademarks and trade names.

Industry and Market Data

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of that information.

The Exchange Offer

We have summarized the terms of the exchange offer in this section. You should read the detailed description of the offers under “The Exchange Offer” and of the new notes under “Description of New Notes” for more detailed information.

Terms of the exchange offer

Existing notes

We are offering to exchange new notes for up to an aggregate principal amount of $90,000,000 of existing notes. We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of existing notes. New notes will be issued in denominations of $1,000 and integral multiple of $1,000. You may tender all, some or none of your existing notes.

Deciding whether to participate in the exchange offer

Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender. You should read this prospectus and the applicable letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of the new notes. Investors considering the exchange of existing notes for new notes should discuss the tax consequences with their own tax advisors. See “Certain U.S. Federal Income Tax Considerations.” The exchange offer is separate and distinct from the new money offering and whether or not you indicate an interest to participate in the new money offering will have no effect on your ability to participate in the exchange offer.

Expiration date; extension; termination

The exchange offer and withdrawal rights will expire at 11:59 p.m., New York City time, on          , 2007, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date or amend any of the terms or conditions of the exchange offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your existing notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer. In the case of an amendment, we will issue a press release or other public announcement. Subject to applicable law, we have the right to:

• extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered existing notes; and

•  waive any condition or otherwise amend any of the terms or conditions of the exchange offer in any respect, other than the condition that the registration statement relating to the exchange offer be declared effective.

Conditions to the exchange offer

The exchange offer is subject to the registration statement, and any post-effective amendment to the registration statement covering the new notes, being effective under the Securities Act of 1933, as amended, or the “Securities Act.” The exchange offer is also subject to customary conditions, which we may waive, subject to applicable law. The satisfaction or waiver of the conditions, other than those that relate to governmental or regulatory conditions necessary to the consummation of the exchange offer, will be determined as of          , 2007, the expiration date of the exchange offer.

Withdrawal rights

You may withdraw a tender of your existing notes at any time before the applicable exchange offer expires by delivering a written notice of withdrawal to The Bank of New York Trust Company, N.A., the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes at any time after          , 2007.

Procedures for tendering outstanding existing notes

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal only to The Bank of New York Trust Company, N.A., the exchange agent, at its office as indicated under “The Exchange Offer” at the end of this prospectus and in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your existing notes.

Accrued interest on existing notes

Existing note holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the closing date of the exchange offer and will be paid in cash. Accordingly, there will not be a gap in the interest accrual on existing notes tendered in the exchange offer.

Interest on new notes

Interest on the new notes will be payable at a rate of 3.50% per year, payable in arrears semiannually on May 1 and November 1 of each year, commencing November 1, 2007. Interest on the new notes will begin to accrue from the closing date of the exchange offer.

Trading	Our common stock is traded on the American Stock Exchange under the symbol “ILE.”

Information agent	Georgeson Shareholder Communications, Inc.
Exchange agent	The Bank of New York Trust Company, N.A.
Dealer manager	Thomas Weisel Partners LLC
Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the applicable letter of transmittal.
Consequences of not exchanging existing notes

The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant amount of the existing notes are tendered and accepted in the exchange offer. In addition, the new notes will rank senior in right of payment to the existing notes. Therefore, in the event of any liquidation of the company, holders of the new notes will be entitled to payment before any amounts may be repaid to the holders of the existing notes.

Tax consequences	See “Certain U.S. Federal Income Tax Considerations” for a description of certain material U.S. federal income tax consequences associated with the exchange offer and the new money offering.
Ratio of earnings to fixed charges

Our earnings were insufficient to cover fixed charges by $23.3 million, $25.7 million, $14.4 million, $7.5 million, and $4.1 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, and by $9.8 million for the three months ended March 31, 2007.

The New Money Offering

We have summarized the terms of the new money offering in this section. The new money offering is separate and distinct from the exchange offer. You should read the detailed description of the offer under “The New Money Offering” and of the new notes under “Description of New Notes” for more detailed information.

Terms of the new money offering	We are offering to the public up to $30,000,000 aggregate principal amount of new notes for cash.
Offering price	We anticipate that the new notes will be issued for cash at a purchase price of % of principal amount (plus accrued interest from , 2007).
Use of proceeds

We expect to use the net proceeds from the new money offering for general corporate purposes, including product development, sales and marketing, capital expenditures, acquisitions, and working capital.

Placement agent	Thomas Weisel Partners LLC
Indications of interest

If you are interested in participating in the new money offering, you should provide your indication of interest directly to Thomas Weisel Partners LLC at (888) 627-6373, attention Isolagen Offering Desk. All sales of the new notes will be made at the discretion of the placement agent in consultation with us. You need not participate in the exchange offer in order to deliver an indication of interest to participate in the new money offering.

Allocation of new notes in the new money offering

Neither we nor the placement agent may confirm an allocation on any indication of interest or offer to buy new notes until the registration statement relating to the new money offering, of which this prospectus is a part, has become effective. You may withdraw or change your indication of interest or offer to buy new notes, without obligation or commitment of any kind, at any time prior to being contacted by the placement agent, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statement of which this prospectus is a part. You will not be obligated to buy new notes by indicating an interest or offering to buy new notes. Even if you indicate your interest in buying new notes, you may not receive any allocation of new notes or your allocation may be for an amount substantially less than the amount of your indication of interest. Allocations of new notes may not be proportional to the total indications of interest that are made in the new money offering. Allocation decisions will be at the discretion of the placement agent, in consultation with the Company, who will consider various factors such as, but not limited to, investment interest in us, investment objectives, and investor diversification. Neither we nor the placement agent will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

Deciding whether to participate in the new money offering

Neither we nor our officers or directors make any recommendation as to whether you should indicate your interest in participating in the new money offering. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to indicate your interest in purchasing new notes, and if so, whether to purchase the total amount of new notes that may be allocated to you. You should read this prospectus and consult with your advisors, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the holding, conversion or other disposition of the new notes. Investors considering the purchase of new notes in the new money offering should discuss the tax consequences with their own tax advisors. See “Certain U.S. Federal Income Tax Considerations.”

Comparison of New Notes and Existing Notes

The following is a brief summary of the terms of the new notes and the existing notes. For a more detailed description of the new notes and existing notes, see “Description of New Notes” and “Description of Existing Notes.”

	New Notes	Existing Notes
Securities

(i) Up to $120,000,000 in principal amount of our 3.50% Convertible Senior Notes due 2024, $90,000,000 of which is being offered in the exchange offer and (ii) up to $30,000,000 of which is being separately offered in the new money offering.

As of the date of this prospectus, there is $90,000,000 in aggregate principal amount of our existing 3.5% Convertible Subordinated Notes due 2024 outstanding.
Issuer	Isolagen, Inc., a Delaware corporation.	Isolagen, Inc., a Delaware corporation.
Maturity	November 1, 2024.	November 1, 2024.
Interest

Interest on the new notes will be payable in arrears at a rate of 3.50% per year, payable semiannually on May 1 and November 1 of each year, commencing November 1, 2007.

We will pay interest on the new notes only in cash except as described below under “Additional interest upon automatic conversion” and “Additional interest upon voluntary conversion.”

Interest on the existing notes is payable in arrears at a rate of 3.50% per year, payable semiannually on May 1 and November 1 of each year. Interest on the existing notes is payable only in cash.
Conversion Rights

The new notes will be convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock at an initial conversion rate of approximately 181.8182 shares per $1,000 principal amount of new notes (equal to a conversion price of approximately $5.50 per share). The conversion rate will be subject to adjustment.

There will be no limitation as to the principal amount of the new notes you can convert at any time.

The existing notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock at a conversion rate of 109.2001 shares per $1,000 principal amount of existing notes (equal to a conversion price of approximately $9.16 per share).

There is no limitation as to the principal amount of existing notes you can convert at any time.

Auto-Conversion

We will have the right automatically to convert some or all of the new notes (an “automatic conversion”) on or prior to the maturity date if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days during any consecutive 30 trading day period (an “automatic conversion price”).

None.

Additional interest upon automatic conversion

If we elect automatically to convert some or all of your new notes on or prior to November 5, 2010, we will pay additional interest to holders of new notes being converted. This additional interest will be equal to the amount of interest that would have been payable on the new notes from the last day interest was paid on the new notes, through and including November 5, 2010. Additional interest, if any, will be paid in cash or, solely at our option, in our common stock or a combination of cash and our common stock. If we pay additional interest upon an automatic conversion with our common stock, such stock will be valued at the conversion price that is in effect at that time.

None.
Additional interest upon voluntary conversion

If you elect to convert some or all of your new notes on or prior to November 5, 2010, we will pay additional interest to holders of new notes being converted. This additional interest will be equal to the amount of interest that would have been payable on the new notes from the last day interest was paid on the new notes, through and including November 5, 2010. Additional interest, if any, will be paid in cash or, solely at our option, in our common stock or a combination of cash and our common stock. If we pay additional interest upon a voluntary conversion with our common stock, such stock will be valued at the conversion price that is in effect at that time.

None.
Purchase of notes by us at option of holders

On each of November 1, 2011, November 1, 2014 and November 1, 2019, holders may require us to purchase all or a portion of their new notes at a cash purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest to, but excluding the purchase date.

On each of November 1, 2009, November 1, 2014 and November 1, 2019, holders may require us to purchase all or a portion of their existing notes at a cash purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest to, but excluding the purchase date.

Repurchase at holder’s option upon a fundamental change

You may require us to repurchase your new notes upon a fundamental change, as described in “Description of New Notes,” in cash at 100% of the principal amount, plus accrued and unpaid interest, to but excluding the repurchase date.

You may require us to repurchase your existing notes upon a fundamental change, as described in “Description of Existing Notes,” in cash at 100% of the principal amount, plus accrued and unpaid interest, to but excluding the repurchase date.

Conversion rate adjustment upon a fundamental change

In the event of certain fundamental changes that occur prior to November 1, 2010, we will be required to pay a make-whole premium to holders of new notes who convert their new notes on or after the date on which we have given notice of the fundamental change and on or before the purchase date. See “Description of New Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

In the event of certain fundamental changes that occur prior to November 1, 2009, we will be required to pay a make-whole premium to holders of existing notes who convert their existing notes on or after the date on which we have given notice of the fundamental change and on or before the purchase date. See “Description of Existing Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Redemption of notes at our option

Prior to November 5, 2010, the new notes are not redeemable.

On or after November 5, 2010, we may redeem some or all of the new notes for cash at 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest, to but excluding the redemption date.

Prior to November 1, 2009, the existing notes are not redeemable.

On or after November 1, 2009, we may redeem some or all of the existing notes for cash at 100% of the principal amount of the existing notes to be redeemed, plus accrued and unpaid interest, to but excluding the redemption date.

Ranking

The new notes will be our general, unsecured obligations and will rank:

•   equal in right of payment to all of our other existing and future unsubordinated and unsecured indebtedness

•   senior in right of payment to all of our existing and future subordinated indebtedness, including the existing notes; and

•   structurally subordinated in right of payment to all of our subsidiaries’ existing and future obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of March 31, 2007, we had no secured indebtedness that would rank effectively senior to the new notes, and we had approximately $90.0 million of subordinated and unsecured debt obligations (including the existing notes). In addition, as of March 31, 2007, our subsidiaries had, exclusive of intercompany obligations and deferred revenue, approximately $7.5 million of liabilities. The indenture under which the notes are issued does not restrict our incurrence of indebtedness, including secured debt, or our subsidiaries’ incurrence of indebtedness or other liabilities.

The existing notes are our general, unsecured obligations and are subordinated in right of payment to our existing and future senior debt, including the new notes. In addition, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2007, we had no senior debt outstanding and our subsidiaries had accounts payable and other accrued liabilities of approximately $7.5 million. The indenture under which the notes are issued does not restrict our incurrence of indebtedness, including senior debt, or our subsidiaries’ incurrence of indebtedness or other liabilities.

Extensions of cure period for event of default for late SEC reports

If we fail timely to file our annual or quarterly reports with the SEC in accordance with the new notes indenture or to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, which we refer to as a “filing failure,” we may elect to pay the holders an extension fee which will accrue at a rate of 1.0% per annum of the aggregate principal amount of new notes then outstanding. The extension fee will accrue on the new notes from the date that is 60 days after notice of the filing failure is given by holders to, but excluding, the earlier of the date on which we make the filings that gave rise to the filing failure and the date that is 60 days after the date such notice was given by holders.

None.
Electing shareholder protection

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in a reclassification, change, combination, consolidation, merger, sale or conveyance, we will make adequate provision whereby the holders of the new notes shall have the opportunity, on a timely basis, to determine the form of consideration into which all of the new notes, treated as a single class, shall be convertible.

None.

Questions and Answers About the Exchange Offer and New Money Offering

Why is the Company undertaking the exchange offer and the new money offering?

We believe that the exchange offer and new money offering are important components of our plan to reform our capital structure to execute our business strategy better. If the exchange offer and new money offering are fully subscribed, they will:

•        position us to be able to convert a substantial portion of our debt into common stock if the closing price of our common stock exceeds 140% of the conversion price;

•        provide us with additional capital for general corporate purposes, including product development, sales and marketing, capital expenditures, acquisitions of businesses and assets, and working capital; and

•        provide us additional time to execute the business strategy of our new executive management team by extending the initial date on which holders may require us to purchase their notes from November 1, 2009 to November 1, 2011.

What will I receive in exchange for my existing notes?

If you tender your existing notes in the exchange offer you will receive new notes with the following characteristics:

•        for each $1,000 in principal amount of your existing notes exchanged, you will receive $1,000 in principal amount of our new notes, which new notes will rank senior in right of payment to the existing notes;

•        interest will accrue on the new notes at a rate of 3.50% per year;

•        each $1,000 in principal amount of new notes will be convertible at an initial conversion rate of approximately 181.8182 shares per $1,000 principal amount of new notes (equal to a conversion price of approximately $5.50 per share), subject to adjustment, at any time prior to the close of business on the maturity date;

•        on or after November 5, 2010, we may redeem some or all of the new notes at 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest; and

•        we will have the right automatically to convert your new notes if the closing price of our common stock exceeds 140% of the conversion price then in effect for a specified period of time.

These are only some of the material terms of the new notes, and you should read the “Questions and Answers About Voluntary Conversion and Auto-Conversion of the New Notes” and the detailed description of the new notes under “Description of New Notes” for further information.

Is the exchange offer conditioned upon a minimum number of existing notes being tendered or any minimum number of new notes being purchased for cash in the new money offering?

No, the exchange offer is not conditioned upon any minimum number of existing notes being tendered or any minimum number of new notes being purchased for cash. The exchange offer is subject to customary conditions, which we may waive.

How soon must I act if I decide to participate in the exchange offer?

Unless we extend the expiration date, the exchange offer will expire on      , 2007 at 11:59 p.m., New York City time. The exchange agent must receive all required documents and instructions on or before      , 2007 or, subject to guaranteed delivery procedures, you will not be able to participate in the exchange offer.

What happens if I do not participate in the exchange offer?

The decision of a holder of existing notes not to participate in the exchange offer will not affect his or her eligibility to indicate interest for new notes in the new money offering. If a significant number of the existing notes are tendered and accepted in the exchange offer, the liquidity and the trading market for the existing notes that remain outstanding will likely be impaired. In addition, the new notes will rank senior in right of payment to the existing notes. Therefore, in the event of any liquidation of the company, holders of the new notes will be entitled to payment before any amounts may be repaid to the holders of the existing notes. We and the placement agent will not consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

How do I indicate my interest for new notes for cash in the new money offering?

If you are interested in purchasing new notes for cash, please contact Thomas Weisel Partners LLC at (888) 627-6373, attention Isolagen Offering Desk. Allocations of new notes in the new money offering will be made by the placement agent, after consultation with us. The closing of the new money offering is anticipated to occur on the same day as the closing of the exchange offer.

What should I do if I have additional questions about the exchange offer or the new money offering?

If you have any questions, need additional copies of the offering material, or otherwise need assistance, please contact the information agent for the offering:

Georgeson Shareholder Communications, Inc.
(212) 440-9850

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

Questions and Answers About Voluntary Conversion and Automatic Conversion of the New Notes

When can I voluntarily convert my new notes?

Unless we call some or all of the new notes for redemption, you can voluntarily convert all or a portion of your new notes at any time on or prior to maturity. If we call some or all of the new notes for redemption or an automatic conversion date is set and you want to convert your new notes, you must convert your new notes before the close of business on the last business day prior to the redemption date or auto-conversion date, as applicable.

What will I receive when I voluntarily convert my new notes?

For each new note that you convert before November 5, 2010, you will receive additional interest equal to the amount of interest that would have been payable on the new notes from the last day interest was paid on the new notes, through and including November 5, 2010. This additional interest will be paid in cash, or, solely at our option, in our common stock or a combination of cash and our common stock. If we pay this additional interest in common stock, the stock will be valued at the conversion price that is in effect at the time of conversion.

When can the Company automatically convert my new notes?

We may elect, at our option, automatically to convert all or a portion of your new notes at any time prior to the maturity of the new notes if the closing price of our common stock has exceeded the automatic conversion price for at least 20 trading days during any consecutive 30 trading day period ending within five trading days prior to the notice of automatic conversion.

What will I receive if the Company automatically converts my new notes?

If we elect automatically to convert all or a portion of your new notes before November 5, 2010, you will receive, for each new note so converted, additional interest equal to the amount of interest that would have been payable on the new notes from the last day interest was paid on the new notes, through and including November 5, 2010. This additional interest will be paid in cash, or, solely at our option, in our common stock or a combination of cash and our common stock. If we pay this additional interest in common stock, the stock will be valued at the conversion price that is in effect at the time of conversion.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our summary historical consolidated financial data. The selected consolidated financial data as of and for the years ended December 31, 2006, 2005, and 2004 have been derived from our audited consolidated financial statements, which are incorporated by reference from our Form 8-K filed with the Commission on June 5, 2007. The selected consolidated financial data as of and for the three months ended March 31, 2007 are derived from our unaudited consolidated financial statements incorporated by reference from Part I, Item 1 of our most recent quarterly report on Form 10-Q filed with the Commission on May 10, 2007. Historical results are not necessarily indicative of future results. See the notes to the financial statements for an explanation of the method used to determine the number of shares used in computing basic and diluted net loss per common share.

	For the Quarter
	Ended March 31,	For the Year Ended December 31,
	2007	2006(1)(3)	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Product sales	$314	$384	$—	$—
License fees	—	—	—	—
Total revenue	314	384	—	—
Cost of product sales and operating expenses	9,585	22,165	24,593	14,365
Loss from operations	(9,271)	(21,781)	(24,593)	(14,365)
Net other (expense) income	(577)	(1,559)	(1,104)	6
Loss from continuing operations before income tax	(9,848)	(23,340)	(25,697)	(14,359)
Provision for income tax benefit	—	191	—	—
Net loss from continuing operations	(9,848)	(23,149)	(25,697)	(14,359)
Loss from discontinued operations, net of tax	(1,093)	(12,672)	(10,081)	(7,115)
Net loss	$(10,941)	$(35,821)	$(35,778)	$(21,474)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—
Preferred stock dividend	—	—	—	—
Net loss	$(10,941)	$(35,821)	$(35,778)	$(21,474)
Net loss per common share basic and diluted	$(0.36)	$(1.18)	$(1.18)	$(0.71)
Weighted average basic and diluted common share outstanding	30,375	30,309	30,245	30,117

	As of March 31,	As of December 31,
	2007	2006(2)	2005	2004
Balance Sheet Data:
Cash and cash equivalents, restricted cash, and long and short-term marketable securities	$25,313	$33,267	$67,014	$116,139
Working capital	20,768	29,488	61,131	111,062
Total assets	48,589	57,287	90,180	128,121
Total liabilities	97,460	96,806	98,277	99,136
Shareholders’ (deficit) equity	(50,877)	(41,624)	(8,097)	28,985

(1)             Includes the results of operations of Agera, which was acquired August 10, 2006 from the date of acquisition to December 31, 2006. See Note 3 of Notes to Consolidated Financial Statements incorporated by reference from our Form 8-K filed on June 5, 2007.

(2)             Includes the assets and liabilities of Agera which was acquired August 10, 2006.

(3)             Effective January 1, 2006 we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures. As a result of adopting Statement 123(R) on January 1, 2006, our loss before income taxes and net loss for the year ended December 31, 2006 was $1.1 million higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the year ended December 31, 2006 was $0.04 greater  than if we had continued to account for share-based compensation under APB No. 25 (refer to Note 12 in Notes to Consolidated Financial Statements incorporated by reference from our Form 8-K filed on June 5, 2007 for further stock-based compensation discussion).

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus, including the documents we are incorporating by reference into this prospectus, before you decide to exchange your existing notes for new notes or buy for cash additional new notes. Some of the following risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. Additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, may also impair our operations or results. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock, the existing notes and the new notes could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

Clinical trials may fail to demonstrate the safety or efficacy of our product candidates, which could prevent or significantly delay regulatory approval and/or prevent us from raising additional financing.

Prior to receiving approval to commercialize any of our product candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that our product candidates are both safe and effective. We will need to demonstrate our product candidates’ efficacy and monitor their safety throughout the process. We are conducting a pivotal Phase III clinical trial related to our lead facial aesthetic product candidate. The success of prior pre-clinical or clinical trials does not ensure the success of these trials, which are being conducted in populations with different racial and ethnic demographics than our previous trials. If our current trials or any future clinical trials are unsuccessful, our business and reputation would be harmed and the price at which our stock and new notes trade could be adversely affected.

All of our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the FDA or any other U.S. or foreign regulatory approval. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, FDA officials could reach different conclusions in assessing such data than we do, which could delay, limit or prevent regulatory approval. In addition, the FDA, other regulatory authorities, our Institutional Review Boards or we, may suspend or terminate clinical trials at any time.

Any failure or delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to harm our business, and may prevent us from raising necessary, additional financing that may need in the future.

We have yet to be profitable, losses may continue to increase from current levels and we will continue to experience significant negative cash flow as we expand our operations, which may limit or delay our ability to become profitable.

We have incurred losses since our inception, have never generated significant revenue from commercial sales of our products, and have never been profitable. We are focused on product development, and we have expended significant resources on our clinical trials, personnel and research and development. We expect these costs to continue to rise in the future. In addition, we have incurred, and will continue to incur, marketing and brand development costs for Agera, and will continue to incur such costs in the future. Our net losses for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 were $10.9 million, $35.8 million, $35.8 million and $21.5 million, respectively. As of March 31, 2007, we had an accumulated development stage net loss attributable to common shareholders of $138.0 million. We expect to continue to experience increasing operating losses and negative cash flow as we expand our operations.

We expect to continue to incur significant additional costs and expenses related to:

•        FDA clinical trials and regulatory approvals;

•        expansion of laboratory and manufacturing operations;

•        research and development;

•        brand development;

•        personnel costs;

•        development of relationships with strategic business partners, including physicians who might use our future products; and

•        interest expense and amortization of issuance costs related to the existing notes or new notes.

If our product candidates fail in clinical trials or do not gain regulatory approval, if our product candidates do not achieve market acceptance, or if we do not succeed in effectively and efficiently implementing manufacturing process and technology improvements to make our product commercially viable, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, our business may fail.

We will continue to experience operating losses and significant negative cash flow until we begin to generate significant revenue from (a) the sale of our product candidates, which is dependent on the receipt of FDA approval for our product candidates and is dependent on our ability to successfully market and sell such product candidates, and (b) our Agera product line, which is dependent on achieving significant market penetration in its approved markets.

Higher than anticipated dropout rates of subjects in our clinical trials could adversely affect trial results and make it more difficult to obtain regulatory approval.

Enrollment of 421 patients in our Phase III nasolabial/wrinkle trial was completed in February 2007. Our Phase III clinical trial includes three separate treatment sessions for each subject followed by a 26 week observation period. Patient dropouts are expected and can occur for a variety of reasons. A subject who drops out of the trial prior to the 26 week post-treatment observation would, under the current protocol, be considered a “failure to respond” in the results of the clinical trial. As fewer patients complete a trial, a higher positive response rate must be obtained for the group of remaining treated subjects in order to demonstrate statistically significant benefit compared to placebo. Our Phase III nasolabial/wrinkle trial consists of two studies, 006 and 005. Our 006 study enrolled 218 subjects and, as of July 9, 2007, has 204 remaining. Our 005 study enrolled 203 subjects and, as of July 9, 2007, has 179 remaining. Continued efforts are being made to prevent additional dropouts in both trials. However, higher than anticipated dropout rates could adversely affect our clinical trial results, and could require us to, among other options, enroll additional subjects into our Phase III trial, which would result in additional cost and time necessary to complete our pivotal trials for this indication, if they can be successfully completed at all.  This additional time, expense and uncertainty would also affect our ability to obtain FDA clearance of our product for this indication, which could ultimately adversely affect our profitability and financial position.

Notwithstanding the completion of the new money offering, we will need to raise substantial additional capital to fund our operations through commercialization of our product candidates, and we do not have any commitments for that capital.

We are focused on research and development, are incurring losses from operations, have limited capital resources, and do not have access to a line of credit or other debt facility. We expect to file a Biologics License Application, or BLA, for our lead dermal product candidate in 2008 if we do not suffer any significant delays in completing our lead dermal product clinical trial and if the trial demonstrates safety and efficacy.

Without taking into account the funds we may receive in the new money offering, we believe our existing capital resources are adequate to finance our operations through December 31, 2007. Assuming that we are successful in raising the amount of new notes being offered of $30,000,000, we may still need to engage in a capital-raising transaction prior to FDA approval of any of our product candidates. As such, notwithstanding the completion of the new money offering, we will still need additional capital to achieve commercialization of our product candidates and to execute our business strategy, and if we are unsuccessful in raising additional capital we may be unable to achieve commercialization of our product candidates or fully to execute our business strategy on a timely basis, if at all.

If we raise additional capital through the issuance of debt securities, the debt securities may be secured and, therefore, senior in right of payment to the new notes and any interest payments would reduce the amount of cash available to operate and grow our business. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, we may terminate or delay regulatory approval of one or more of our product candidates, curtail or delay the implementation of manufacturing process improvements or delay the expansion of our sales and marketing capabilities. If we terminate or delay regulatory approval, curtail or delay manufacturing improvements or delay the expansion of our sales and marketing capabilities, our business may fail.

We may be unable to successfully commercialize any of our product candidates currently under development.

Before we can commercialize any of our product candidates in the United States, we will need to:

•        conduct substantial additional research and development;

•        successfully complete lengthy and expensive pre-clinical and clinical testing, including the pivotal Phase III clinical trial for our lead facial aesthetic product candidate;

•        successfully improve our manufacturing process; and

•        obtain FDA approvals.

Even if our product development efforts are successful, we cannot assure you that we will be able to commercialize any of our product candidates currently under development. In that event, we will be unable to generate significant revenue, and our business will fail.

We have not generated significant revenue from commercial sales of our products to date, and we do not know whether we will ever generate significant revenue.

We are focused on product development and have not generated significant revenue from commercial sales of our products to date. Prior to the fourth quarter of 2006 we offered the Isolagen Therapy for sale in the United Kingdom. Our United Kingdom operation had been operating on a negative gross margin as we investigated means to improve manufacturing technologies for the Isolagen Process. During the fourth quarter of 2006 we determined to cease offering our Isolagen Therapy in the United Kingdom, as part of our continuing efforts to evaluate the best uses of our resources. Our revenue for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 was $0.3 million, $0.4 million, $0 and $0, respectively.

We do not currently offer any products for sale that are based upon our Isolagen Therapy, and we cannot guarantee that we will ever market any such products. We must demonstrate that our product candidates satisfy rigorous standards of safety and efficacy before the FDA and other regulatory authorities in the United States and abroad will approve the product candidates for commercial marketing. We will need to conduct significant additional research, pre-clinical testing and clinical testing before we can file applications with the FDA for approval of our product candidates. We must also develop, validate and obtain FDA approval of any improved manufacturing process. In addition, to compete effectively our future products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives, and we may never generate revenue from our product candidates.

Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.

The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult. Clinical trials are required and the marketing and manufacturing of our product candidates are subject to rigorous testing procedures. We have finished enrollment related to our pivotal Phase III clinical trial for our lead facial product candidate. Our other product candidates will require additional clinical trials. The commencement and completion of clinical trials for any of our product candidates could be delayed or prevented by a variety of factors, including:

•        delays in obtaining regulatory approvals to commence a study;

•        delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•        delays in the enrollment of subjects;

•        manufacturing difficulties;

•        lack of efficacy during clinical trials; or

•        unforeseen safety issues.

We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all, or whether they will provide data necessary to support necessary regulatory approval. Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.

We utilize bovine-sourced materials in our current trials. Future FDA regulations, as well as currently proposed regulations, may require us to change the source of the bovine-sourced materials we use in our products or to cease using bovine-sourced materials. If we are required to use alternative materials in our products, if such materials are unavailable to us for any reason, or if we choose to change the materials used in our products in the future, we would need to validate the new manufacturing process and run comparability trials with the reformulated product, which could delay our submission for regulatory approval.

Even if marketing approval from the FDA is received for one or more of our product candidates, the FDA may impose post-marketing requirements, such as:

•        labeling and advertising requirements, restrictions or limitations, including the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

•        testing and surveillance to monitor our future products and their continued compliance with regulatory requirements;

•        submitting products for inspection;

•        suspending manufacturing; or

•        withdrawing marketing clearance.

Our ability to effectively commercialize our product candidates depends on our ability to improve our manufacturing process and validate such future improvements.

As part of the approval process, we must pass a pre-approval inspection of our manufacturing facility before we can obtain marketing approval for our product candidates. We have never gone through a FDA pre-approval regulatory inspection of our manufacturing facility and we cannot guarantee that we will satisfy the requirements for approval. All of our manufacturing methods, equipment and processes must comply with the FDA’s current Good Manufacturing Practices, or cGMP, requirements. We will also need to perform extensive audits of our suppliers, vendors and contract laboratories. The cGMP requirements govern all areas of recordkeeping, production processes and controls, personnel and quality control. To ensure that we meet these requirements, we will expend significant time, money and effort. Due to the unique nature of our Isolagen Therapy, we cannot predict the likelihood that the FDA will approve our facility as compliant with cGMP requirements even if we believe that we have taken the steps necessary to achieve compliance.

The FDA, in its regulatory discretion, may require us to undergo additional clinical trials with respect to any new or improved manufacturing process we develop or utilize, in the future, if any. This could include a requirement to change the materials used in our manufacturing process. These improvements or modifications could delay or prevent approval of our product candidates. If we fail to comply with cGMP requirements, pass an FDA pre-approval inspection or obtain FDA approval of our manufacturing process, we would not receive FDA approval and would be subject to possible regulatory action. The failure to successfully implement our manufacturing process may delay or prevent our future profitability.

If we do obtain FDA approval in the future and if we satisfy the FDA with regard to a validated manufacturing process, we may be unable to commercially manufacture the Isolagen Therapy profitably. The manufacturing cost has been subject to fluctuation, depending, in part, on the yields obtained from our manufacturing process. There is no guarantee that future manufacturing improvements will result in a manufacturing cost low enough to effectively compete in the market. Further, we currently manufacture the Isolagen Therapy on a limited basis (for research and development and for trial purposes only) and we have not manufactured commercial levels of the Isolagen Therapy in the United States. Such commercial manufacturing volumes, in the future, could lead to unexpected inefficiencies and result in unprofitable performance results.

The amendment to our Special Protocol Assessment, or SPA, may release the FDA from its binding acceptance of our study protocol design.

Pursuant to our Special Protocol Assessment, or SPA, the FDA agreed that our study design for our Phase III pivotal studies for the treatment of nasolabial folds was acceptable to form the basis of an efficacy claim for a marketing application.  Once such agreement is made under an SPA, the FDA may not alter its perspective on the issues of design, execution, or analysis of the protocol unless public health concerns unrecognized at the time of protocol assessment under this process are evident.  The possibility exists that the protocol assessment is no longer binding on the FDA if the sponsor deviates from the protocol that was agreed upon with the Agency.  In our May 26, 2007 amendment to the protocol, we made changes to the protocol after the FDA issued its assessment.  If the parties agree in writing to include an amendment in the original SPA, the SPA will remain binding.  We have requested confirmation that those changes fall under the SPA.  We anticipate receiving such confirmation, as the changes have all been previously discussed with the FDA.  However, if the FDA does not provide such confirmation, the SPA will no longer be binding, and the results of the study will have to stand on its own merits.

We may not be successful in our efforts to develop commercial-scale manufacturing technology and methods.

In order to successfully commercialize any approved product candidates, we will be required to produce such products on a commercial scale and in a cost-effective manner. As stated in the preceding risk factor, we intend to seek FDA approval of our manufacturing process as a component of the BLA application and approval process. However, we can provide no assurance that we will be able to cost-effectively and commercially scale our operations using our current manufacturing process. If we are unable to develop suitable techniques to produce and manufacture our product candidates, our business prospects will suffer.

We depend on a third-party manufacturer for our Agera product line, the loss or unavailability of which would require us to find a substitute manufacturer, if available, resulting in delays in production and additional expenses.

Our Agera skin care product line is manufactured by a third party. We are dependent on this third party to manufacture Agera’s products, and the manufacturer is responsible for supplying the formula ingredients for the Agera product lines. If for any reason the manufacturer discontinues production of Agera’s products at a time when we have a low volume of inventory on hand or are experiencing a high demand for the products, significant delays in production of the products and interruption of product sales may result as we seek to establish a relationship and commence production with a new manufacturer, which would negatively impact our results of operation.

If our Isolagen Therapy is found to be unsafe or ineffective, or if our Isolagen Therapy is perceived to be unsafe or ineffective, our business would be materially harmed.

Our product candidates utilize our Isolagen Therapy. In addition, we expect to utilize our Isolagen Therapy in the development of any future product candidates. If our Isolagen Therapy is found to be, or perceived to be, unsafe or ineffective, we will not be successful in obtaining marketing approval for any product candidates then pending, and we may have to modify or cease production of any products that previously may have received regulatory approval. Negative media exposure, whether founded or unfounded, related to the safety and/or effectiveness of our Isolagen Therapy may harm our reputation and/or competitive position.

Subjects in our clinical development programs are required to sign Informed Consent Forms and amendments made to our Informed Consent Form could give rise to delays in our clinical development programs.

The subjects in our clinical trials are required to sign Informed Consent Forms. These forms are subject to amendment based on new knowledge obtained during the execution of our clinical trials or based on changes to the basic design or administration of our clinical trials. In the early stages of producing our Isolagen Therapy, we utilize certain raw materials, which include antibiotics, bovine-sourced materials and other animal-based materials. We have amended our Informed Consent Form to address these items. Amendments made to our Informed Consent Form could give rise to delays in our clinical development programs.

If physicians do not follow our established protocols, the efficacy and safety of our product candidates may be adversely affected.

We are dependent on physicians to follow our established protocols both as to the administration and the handling of our product candidates in connection with our clinical trials, and we will continue to be dependent on physicians to follow such protocols if our product candidates are commercialized. The treatment protocol requires each physician to verify the patient’s name and date of birth with the patient and the patient records immediately prior to injection. In the event more than one patient’s cells are delivered to a physician or we deliver the wrong patient’s cells to the physician, which has occurred on at least one occasion, it is the physician’s obligation to follow the treatment protocol and assure that the patient is treated with the correct cells. If the physicians do not follow our protocol, the efficacy and safety of our product candidates may be adversely affected.

Our business, which depends on one facility, is vulnerable to natural disasters, telecommunication and information systems failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.

We currently conduct all our research, development and manufacturing operations in one facility located in Exton, Pennsylvania. As a result, if we obtain FDA approval of any of our product candidates, all of the commercial manufacturing for the U.S. market will take place at a single U.S. facility. If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply product, which would adversely impact our business.

Our Exton facility could be damaged by fire, floods, power loss, telecommunication and information systems failures or similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our Exton facility. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that we cannot predict, and could cause our stock price to fluctuate or decline. We are uninsured for these types of losses.

As a result of our limited operating history, we may not be able correctly to estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history and our primary business activities consist of conducting clinical trials. As such, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning the costs of our clinical trials, which depend on the success of such trials and our ability to effectively and efficiently conduct such trials. In addition, our budgeted expense levels are based in part on our expectations of future revenue that we may receive from our Agera product line, and the size of future revenue depends on the choices and demand of individuals. Our limited operating history and clinical trial experience make these costs and revenues difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected increase in costs or shortfall in revenue. Further, our fixed manufacturing costs and business development and marketing expenses will increase significantly as we expand our operations. Accordingly, a significant increase in costs or shortfall in revenue could have an immediate and material adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate significantly in the future, which may cause our results to fall below the expectations of securities analysts, stockholders and investors.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include, but are not limited to:

•        the level of demand for the products that we may develop;

•        the timely and successful implementation of improved manufacturing processes;

•        our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations;

•        the amount and timing of expenditures by practitioners and their patients;

•        introduction of new technologies;

•        product liability litigation, class action and derivative action litigation;

•        the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

•        the state of the debt and/or equity markets at the time of any proposed offering we choose to initiate, including the exchange offer and new note offering;

•        our ability to successfully integrate new acquisitions into our operations;

•        government regulation and legal developments regarding our Isolagen Therapy in the United States and in the foreign countries in which we may operate in the future; and

•        general economic conditions.

As a strategic response to changes in the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our operating results. Due to any of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period, which may cause our stock price to decline.

We are party to securities and derivative litigation that distracts our management, is expensive to conduct and seeks a damage award against us.

We and certain of our current and former officers have been named as defendants in a consolidated putative shareholder class action lawsuit in the United States District Court for the Eastern District of Pennsylvania. The complaint purports to seek unspecified damages on behalf of an alleged class of persons who purchased our publicly traded securities between March 3, 2004 and August 9, 2005. The complaints allege that we and our officers violated Section 10(b) and Rule 10b-5 of the Exchange Act and Sections 11 and 12(a)(2) of the Securities Act by making certain false statements and omissions to the investing public regarding our business operations, management, and intrinsic value of our publicly traded securities. The complaints also allege liability against the individual defendants under Sections 20(a) and 20A of the Exchange Act and Section 15 of the Securities Act. In addition, stockholders have filed derivative actions seeking recovery on behalf of Isolagen against certain of our current and former officers and directors, alleging, among other things, breach of fiduciary duties and other wrongful conduct by those individual defendants. While we have directors and officers liability insurance, it is uncertain whether the insurance will be sufficient to cover all damages, if any, that we may be required to pay. In addition, the securities and derivative lawsuits may distract the attention of our management, and are expensive to conduct. We have and may continue to incur substantial legal and other professional service costs in connection with the stockholder lawsuits. The amount of any future costs in this respect cannot be determined at this time, and could have a material adverse effect on our business results.

Our failure to comply with extensive governmental regulation may significantly affect our operating results.

Even if we obtain regulatory approval for some or all our product candidates, we will continue to be subject to extensive requirements by a number of foreign, national, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, efficacy, labeling, storage, quality control, adverse event reporting, record keeping, approval, advertising and promotion of our future products. We must also submit new or supplemental applications and obtain FDA approval for certain changes to an approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. The FDA enforces post-marketing regulatory requirements, including the cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. Failure to comply with applicable regulatory requirements could, among other things, result in:

•        fines;

•        changes to advertising;

•        failure to obtain marketing approvals for our product candidates;

•        revocation or suspension of regulatory approvals of products;

•        product seizures or recalls;

•        court-ordered injunctions;

•        import detentions;

•        delay, interruption or suspension of product manufacturing, distribution, marketing and sales; or

•        civil or criminal sanctions.

The discovery of previously unknown problems with our future products may result in restrictions of the products, including withdrawal from manufacture. In addition, the FDA may revisit and change its prior determinations with regard to the safety or efficacy of our future products. If the FDA’s position changes, we may be required to change our labeling or cease to manufacture and market our future products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety or efficacy develop.

In their regulation of advertising and other promotion, the FDA and the FTC may issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA and FTC are authorized to impose a wide array of sanctions on companies for such advertising and promotion practices, which could result in any of the following:

•        incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements;

•        changes in the methods of marketing and selling products;

•        taking FDA mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotions; or

•        disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.

Improper promotional activities may also lead to investigations by federal or state prosecutors, and result in criminal and civil penalties. If we become subject to any of the above requirements, it could be damaging to our reputation and restrict our ability to sell or market our future products, and our business condition could be adversely affected. We may also incur significant expenses in defending ourselves.

Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses, but under certain limited circumstances they may disseminate to practitioners articles published in peer-reviewed journals. To the extent allowed by law, we intend to disseminate peer-reviewed articles on our future products to practitioners. If, however, our activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA or other regulatory or law enforcement authorities.

Our sales, marketing, and scientific/educational grant programs must also comply with applicable requirements of the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act.

Depending on the circumstances, failure to meet post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our future products profitably.

In the United States and a number of foreign jurisdictions, there have been legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our future products profitably. The FDA’s policies may change and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.

We currently conduct business in foreign markets, and our business strategy involves selling our product candidates in foreign markets. These operations are and will be subject to a variety of regulations in those foreign markets that could have a material adverse effect on our business in a particular market or in general.

Our Agera product line is currently sold in the United Kingdom. In addition, our business strategy includes the sale of our product candidates in foreign markets. With respect to our product candidates, we will be required to comply with local laws regulating and approving the sale of biologics in each foreign market that we attempt to operate in. As such, we may become subject to a variety of foreign regulations. In addition, to the extent that our currently available product lines are regulated in any foreign markets, we will be required to comply with such regulations. Our failure to comply, or assertions that we fail to comply, with any foreign regulations could have a material adverse effect on our business in a particular market or in general. Government regulations in international markets could delay or prevent the introduction, or require the reformulation or withdrawal, of some of our future products.

Our foreign operations and any foreign operations we may commence in the future are exposed to risks associated with exchange rate fluctuations, trade restrictions and political, economic and social instability.

Our foreign operations and any foreign operations we commence in the future will subject us to the risks of doing business abroad, including:

•        unexpected changes in regulatory requirements;

•        export and import restrictions, tariffs and other trade barriers;

•        difficulties in staffing and managing foreign operations;

•        longer payment cycles and problems in collecting accounts receivable;

•        potential adverse tax consequences;

•        exchange rate fluctuations;

•        increased risks of piracy and limits on our ability to enforce our intellectual property rights;

•        limits on repatriation of funds; and

•        political risks that may limit or disrupt international sales.

A foreign government may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries, including terrorism. Any limitations or interruptions in our foreign operations could have a material adverse effect on our business.

Any future products that we develop may not be commercially successful.

Even if we obtain regulatory approval for our product candidates in the United States and other countries, those products may not be accepted by the market. A number of factors may affect the rate and level of market acceptance of our products, including:

•        labeling requirements or limitations;

•        market acceptance by practitioners and their patients;

•        our ability to successfully improve our manufacturing process;

•        the effectiveness of our sales efforts and marketing activities; and

•        the success of competitive products.

If our current or future product candidates fail to achieve market acceptance, our profitability and financial condition will suffer.

Our competitors in the pharmaceutical, medical device and biotechnology industries may have superior products, manufacturing capabilities, financial resources or marketing position.

The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical, medical device and biotechnology companies. Most of these competitors have more extensive research and development, marketing and production capabilities and greater financial resources than we do. Our future success will depend on our ability to develop and market effectively our future products against those of our competitors. If our future products receive marketing approval but cannot compete effectively in the marketplace, our results of operations and financial position will suffer.

Difficulties managing growth could adversely affect our business, operating results and financial condition.

If we achieve growth in our operations in the next few years, which we must do to succeed, such growth could place a strain on our management, and our administrative, operational and financial infrastructure. We would need to hire additional management, financial, sales and marketing personnel to manage our operations. In addition, our ability to manage our future operations and growth would require the continued improvement of operational, financial and management controls, reporting systems and procedures. If we are unable to manage our growth effectively or if we are unable to attract additional highly qualified personnel, our business, operating results and financial condition may be materially adversely affected.

We are dependent on our key scientific and other management personnel, and the loss of any of these individuals could harm our business.

We are dependent on the efforts of our key management and scientific staff. The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. We have employment agreements with most of our key management personnel, but some of these people are employed “at-will” and any of them may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of our executive officers or key management personnel.

We will need to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

We are in the process of seeking additional senior executives, as well as technical and managerial staff members. There is a high demand for highly trained executive, technical and managerial personnel in our industry. We do not know whether we will be able to attract, train and retain highly qualified technical and managerial personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable effectively to promote our brands and establish a competitive position in the marketplace, our business may fail.

Our Isolagen Therapy brand names are new and unproven. We believe that the importance of brand recognition will increase over time. In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty. We do not know whether these efforts will lead to greater brand recognition. If we are unable effectively to promote our brands, including our Agera product line, and establish competitive positions in the marketplace, our business results will be materially adversely affected.

If we are unable to adequately protect our intellectual property and proprietary technology, the value of our technology and future products will be adversely affected, and if we are unable to enforce our intellectual property against unauthorized use by third parties our business may be materially harmed.

Our long-term success largely depends on our future ability to market technologically competitive products. Our ability to achieve commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and future products, as well as successfully defending these patents against third party challenges. In order to do so we must:

•        obtain and protect commercially valuable patents or the rights to patents both domestically and abroad;

•        operate without infringing upon the proprietary rights of others; and

•        prevent others from successfully challenging or infringing our proprietary rights.

As of March 31, 2007, we had 8 issued U.S. patents, more than 6 pending U.S. patent applications and more than 28 foreign counterparts. However, we may not be able to obtain additional patents relating to our technology or otherwise protect our proprietary rights. If we fail to obtain or maintain patents from our pending and future applications, we may not be able to prevent third parties from using our proprietary technology. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents that we control or are effectively maintained by us as trade secrets. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent situation of companies in the markets in which we compete is highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of other countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents in foreign countries in which we hold patents. Proceedings to enforce our patent rights in the Unted States foreign jurisdictions would likely result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•        the inventors of the inventions covered by each of our pending patent applications might not have been the first to make such inventions;

•        we might not have been the first to file patent applications for these inventions or similar technology;

•        the future and pending applications we will file or have filed, or to which we will or do have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•        the claims of any patents that are issued may not provide meaningful protection;

•        our issued patents may not provide a basis for commercially viable products or may not be valid or enforceable;

•        we might not be able to develop additional proprietary technologies that are patentable;

•        the patents licensed or issued to us may not provide a competitive advantage;

•        patents issued to other companies, universities or research institutions may harm our ability to do business;

•        other individual companies, universities or research institutions may independently develop or have developed similar or alternative technologies or duplicate our technologies and commercialize discoveries that we attempt to patent;

•        other companies, universities or research institutions may design around technologies we have licensed, patented or developed; and

•        many of our patent claims are method, rather than composition of matter, claims; generally composition of matter claims are easier to enforce and are more difficult to circumvent.

Our business may be harmed and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may assert that we, one of our subsidiaries or one of our strategic collaborators has infringed his, her or its patents and proprietary rights or challenge the validity or enforceability of our patents and proprietary rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of a third party’s proprietary rights.

We cannot be sure that other parties have not filed for or obtained relevant patents that could affect our ability to obtain patents or operate our business. Even if we have previously filed patent applications or obtain issued patents, others may file their own patent applications for our inventions and technology, or improvements to our inventions and technology. We have become aware of published patent applications filed after the issuance of our patents that, should the owners pursue and obtain patent claims to our inventions and technology, could require us to challenge such patent claims. Others may challenge our patent or other intellectual property rights or sue us for infringement. In all such cases, we may commence legal proceedings to resolve our patent or other intellectual property disputes or defend against charges of infringement or misappropriation. An adverse determination in any litigation or administrative proceeding to which we may become a party could subject us to significant liabilities, result in our patents being deemed invalid, unenforceable or revoked, or drawn into an interference, require us to license disputed rights from others, if available, or to cease using the disputed technology. In addition, our involvement in any of these proceedings may cause us to incur substantial costs and result in diversion of management and technical personnel. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us.

The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

•        pay monetary damages;

•        expend time and funding to redesign our Isolagen Therapy so that it does not infringe others’ patents while still allowing us to compete in the market with a substantially similar product;

•        obtain a license, if possible, in order to continue manufacturing or marketing the affected products or services, and pay license fees and royalties, which may be non-exclusive. This license may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to our patented technology; or

•        stop research and commercial activities relating to the affected products or services if a license is not available on acceptable terms, if at all.

Any of these events could materially adversely affect our business strategy and the value of our business.

In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.

We may be liable for product liability claims not covered by insurance.

Physicians who used our facial aesthetic product in the past, or who may use any of our future products, and patients who have been treated by our facial aesthetic product in the past, or who may use any of our future products, may bring product liability claims against us. In particular, we have received negative publicity and negative correspondence from patients in the United Kingdom that had previously received our treatment although to date no claims have been brought against us since the closure of our U.K. operation. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We currently keep in force product liability insurance that we believe would cover these types of claims, although such insurance may not be adequate to fully cover any potential claims or may lapse in accordance with its terms prior to the assertion of claims. We may be unable to obtain product liability insurance in the future, or we may be unable to do so on acceptable terms. Any insurance we obtain or have obtained in the past may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•        diversion of management’s time and attention;

•        expenditure of large amounts of cash on legal fees, expenses and payment of damages;

•        decreased demand for our products or any of our future products and services; or

•        injury to our reputation.

If we are the subject of product liability claims our business could be adversely affected, and if these claims are in excess of insurance coverage, if any, that we may possess, our financial position will suffer.

If we are unable to keep up with rapid technological changes, our future products may become obsolete or unmarketable.

Our industry is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our future products obsolete. If we cannot compete effectively in the marketplace, our potential for profitability and financial position will suffer.

Our acquisitions of companies or technologies may result in disruptions in business and diversion of management attention.

We have made and may in the future make acquisitions of complementary companies, products or technologies. Any acquisitions will require the assimilation of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and strategic partners. We may also have to, or we may choose to, incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for an acquisition could be substantially dilutive to our securityholders. In addition, our results of operations may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired businesses, products, technologies or personnel with existing operations, we may not receive the intended benefits of the acquisitions. As of the date of this prospectus, we are not party to any definitive agreements for the acquisition of any company, product or technology.

We have not declared any dividends on our common stock to date, and we have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our Board of Directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

Provisions in our charter documents could prevent or delay stockholders’ attempts to replace or remove current management.

Our charter documents provide for staggered terms for the members of our Board of Directors. Our Board of Directors is divided into three staggered classes, and each director serves a term of three years. At stockholders’ meetings only those directors comprising one of the three classes will have completed their term and be subject to re-election or replacement.

In addition, our Board of Directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

In May 2006, our Board of Directors declared a dividend of one right for each share of our common stock to purchase our newly created Series C participating preferred stock in connection with the adoption of a stockholder rights plan. These rights may have certain anti-takeover effects. For example, the rights may cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the rights to become exercisable. As such, the rights may have the effect of rendering more difficult or discouraging an acquisition of our company which is deemed undesirable by our board of directors.

The use of a staggered Board of Directors, the ability to issue “blank check” preferred stock, and the adoption of stockholder rights plans are traditional anti-takeover measures. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. These provisions may be beneficial to our management and our Board of Directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board of Directors.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

Our bylaws provide for the indemnification of our officers and directors. We have in the past and may in the future be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain profitability.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. As of April 1, 2007, there were 34,377,731 shares of common stock issued and 30,377,731 outstanding. All of our outstanding shares are freely transferable without restriction or further registration under the Securities Act.

There is a limited public trading market for our common stock.

There is a limited public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

As a public company, our business is subject to numerous requirements that are currently and continuously evolving and could substantially increase our operating expenses and divert management’s attention from the operation of our business.

The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the American Stock Exchange have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has significantly increased our legal and financial and accounting costs, and we expect these increased costs to continue. In addition, the requirements have taxed a significant amount of management’s and the Board of Directors’ time and resources. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. This requirement is applicable to our current annual report on Form 10-K and for all future annual reports.

Lack of effectiveness of internal controls over financial reporting could adversely affect the value of our securities.

Ineffective internal controls over our financial reporting have occurred in the past and may arise in the future. As a consequence, our investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Risks Related to the Exchange Offer and the New Money Offering

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and prevent us from fulfilling our obligations under the notes.

We have a substantial level of debt. As of March 31, 2007, we had approximately $91.3 million of indebtedness outstanding (including accrued interest). The level and nature of our indebtedness, among other things, could:

•        make it difficult for us to make payments on our debt outstanding from time to time or to refinance it;

•        make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•        limit our flexibility in planning for or reacting to changes in our business;

•        reduce funds available for use in our operations, as we will be required to use a portion of our cash for the payment of any principal or interest due on our outstanding indebtedness;

•        make us more vulnerable in the event of a downturn in our business;

•        place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources;

•        increase the impact to us of negative changes in general economic and industry conditions, as compared to less leveraged competitors; or

•        impair our ability to merge or otherwise effect the sale of the company due to the right of the holders of certain of our indebtedness to accelerate the maturity date of the indebtedness in the event of a change of control of the company.

If we do not grow our revenues, we could have difficulty making required payments on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness would have a material adverse effect on our business, operating results and financial condition.

General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance, which may affect our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•        seek additional financing in the debt or equity markets, and the documentation governing any future financing may contain covenants that limit or restrict our strategic, operating or financing activities;

•        refinance or restructure all or a portion of our indebtedness;

•        sell selected assets;

•        reduce or delay planned capital expenditures; or

•        reduce or delay planned research and development expenditures.

These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available, or available on economically favorable terms

The new notes will be effectively subordinated to any of our existing and future unsubordinated, secured indebtedness and are structurally subordinated to debt of our subsidiaries.

The new notes will be our general, unsubordinated, unsecured obligations. The new notes will be effectively subordinated to any existing and future secured indebtedness we may have. These liabilities may include, among other things, general indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations. Neither the new notes nor the existing notes restrict us from incurring secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment to the new notes. As of the date of this prospectus, we had no secured indebtedness outstanding.

Our subsidiaries are separate and distinct legal entities and they have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2007, our subsidiaries had approximately $7.5 million of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

In addition, the holders of our existing notes have the right to require us to repurchase their existing notes on November 1, 2009, which is two years prior to the date on which the holders of our new notes have the right to require us to repurchase their new notes.

There is no market for the new notes, an active trading market for the new notes may not develop, and you may not be able to sell the new notes at a price acceptable to you.

There is no public market for the new notes and we do not intend to apply for listing of the new notes on any national exchange or quotation system. We cannot assure you of the liquidity of any markets that may develop for the new notes, your ability to sell the new notes or the price at which you may be able to sell the new notes. In addition, we do not know whether an active trading market will ever develop for the new notes. If a market for the new notes were to develop, the new notes could trade at prices that may be higher or lower than the principal amount or public offering price. Additionally, there is a risk that the liquidity of, and the trading market for, the new notes will be limited if few new notes are issued in connection with the exchange offer or the new money offering. If only a limited number of new notes are outstanding after the completion of the exchange offer and the new money offering, it may be more difficult for a market to develop in the new notes and any market that does develop may be less liquid than would be the case if more new notes were outstanding. The liquidity of the trading market for the new notes, if any, and the market price quoted for the new notes may be adversely affected by changes in interest rates for comparable securities, by changes in our financial performance or prospects and by declines in the price of our common stock, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

If you do not exchange your existing notes, they may be difficult to resell and they will become junior in right of payment to the new notes.

To the extent any existing notes are tendered and accepted in the exchange offer, the trading market, if any, for the existing notes that remain outstanding after the exchange offer would be adversely affected because the market will be less liquid. In addition, the new notes will rank senior in right of payment to the existing notes. Therefore, in the event of any liquidation of the company, holders of the new notes will be entitled to payment in full before any amounts may be repaid to the holders of the existing notes

If you hold new notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold new notes, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when your notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may be unable to repay or repurchase the new notes or our other indebtedness.

At maturity, the entire outstanding principal amount of the new notes and existing notes will become due and payable. Prior to the initial date on which holders of our new notes may require us to purchase their notes, the holders of our existing notes may require us to purchase their notes. In addition, if a fundamental change, as defined under “Description of New Notes—Repurchase of the new notes at the option of holders upon a fundamental change,” occurs, you may require us to repurchase all or a portion of your new notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the new notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the new notes. If we are prohibited from redeeming or repurchasing the new notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repurchase the new notes. Such a failure would constitute an event of default under the new notes indenture which could, in turn, constitute a default under the terms of our other indebtedness.

The price of our common stock, and therefore the price of the new notes, may fluctuate significantly, which may make it difficult for holders to resell the new notes or the common stock issuable upon conversion of the new notes when desired or at attractive prices.

The market price of the new notes is expected to be affected significantly by the market price of our common stock. From January 1, 2006 until June 1, 2007, the per share closing price of our common stock ranged from $1.76 to $5.00 per share. During 2005, the per share closing price of our common stock ranged from $1.05 to $8.05 per share. The value of our common stock may decline regardless of our operating performance or prospects. The market price of our common stock is subject to significant fluctuations in response to the factors in this section and other factors, including:

•        the success or failure of our product development efforts, especially those related to obtaining regulatory approvals domestically and internationally;

•        the implementation of improved manufacturing processes;

•        technological innovations developed by us or our competitors;

•        variations in our operating results and the extent to which we achieve our key business targets;

•        differences between our reported results and those expected by investors and securities analysts;

•        market reaction to any acquisitions or joint ventures announced by us or our competitors;

•        market reaction to our capitalization, cash reserves and utilization of cash; and

•        developments with respect to the class and derivative action litigation of which we are currently defendants.

In addition, in recent years, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. The current class and derivative action suits or a future securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management’s attention and resources, regardless of whether we win or lose.

These broad market fluctuations may adversely affect the price of our securities, regardless of our operating performance. Because the new notes are convertible into shares of our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the new notes. A decline in our common stock price may cause the value of the new notes to decline. Holders who receive common stock upon conversion of the new notes also will be subject to the risk of volatility and depressed prices of our common stock.

We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. The new notes indenture does not restrict our ability to issue additional shares of common stock or other securities convertible into or exchangeable for our common stock. We have used and may continue to use our common stock or securities convertible into or exchangeable for our common stock to acquire technology, product rights or businesses, or for other purposes. If we issue additional equity securities, the price of our common stock and, in turn, the price of the new notes may be materially and adversely affected.

Conversion of the notes will dilute the ownership interests of existing stockholders.

The conversion of some or all of the new notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the new notes may encourage short selling by market participants because the conversion of the new notes could depress the price of our common stock.

The new notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the new notes from incurring additional indebtedness, including senior indebtedness or secured debt. In addition, the limited covenants applicable to the new notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the new notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indenture for the new notes does not afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of New Notes—Conversion rate adjustment on a fundamental change” and “Description of New Notes—Repurchase of the new notes at the option of holders upon a fundamental change.”

The conversion rate adjustment that may be made in connection with a transaction constituting a fundamental change may not adequately compensate you for the lost option time value of your new notes as a result of such fundamental change.

In connection with a fundamental change, we may be required to increase the conversion rate for the new notes surrendered for conversion. The conversion rate adjustment is described under “Description of New Notes—Conversion rate adjustment on a fundamental change.” The conversion rate adjustment is designed to compensate you for the lost option time value of your notes as a result of certain fundamental changes; such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases there be no such conversion rate adjustment. See “Description of New Notes—Conversion rate adjustment on a fundamental change.”

If we automatically convert the new notes, there is a risk of fluctuation in the price of our common stock from the date we elect automatically to convert the new notes to the automatic conversion date.

We may elect automatically to convert the new notes on or prior to maturity if the daily closing price of our common stock has exceeded 140% of the conversion price of the new notes then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of automatic conversion. The automatic conversion price on the new notes is approximately $7.70, subject to adjustment. However, there is a risk of fluctuation in the price of our common stock between the time when we may first elect automatically to convert the new notes and the automatic conversion date. This period must be at least 20 days and not more than 30 days prior to the automatic conversion date. As a result of any such fluctuation in the price of our common stock, the aggregate conversion value you actually receive upon any automatic conversion of the new notes may be less than the principal amount of the new notes.

Our management will have considerable discretion as to the use of net proceeds to be received by us from the new money offering.

Our management will have significant discretion in the allocation of the majority of the net proceeds we will receive from the new money offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgments of our management regarding the application of these net proceeds. These net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our common stock. The net proceeds from the new money offering may be placed in investments that do not produce income or that lose value.

Rating agencies may provide unsolicited ratings on the new notes that could cause the market value or liquidity of the new notes to decline.

We have not requested a rating of the new notes from any rating agency and believe it is unlikely that the new notes will be rated. However, if one or more rating agencies rates the new notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the new notes and our common stock could be harmed.

You should consider the U.S. federal income tax considerations of exchanging the existing notes for new notes and of owning the new notes.

We intend to take the position that the exchange of existing notes for new notes should qualify as a tax-free recapitalization for U.S. federal income tax purposes, but the Internal Revenue Service or a court instead may assert that it is a taxable exchange, which would result in the recognition by exchanging U.S. Holders of gain or loss with respect to the existing notes. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Treatment of Exchange Offer.”

Under the indentures governing the new notes, we and each holder of a note agree to treat the new notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. Consequently, holders generally will be required to accrue interest income at a constant rate of     % per year (subject to certain adjustments), compounded semiannually, which represents the estimated yield that we would pay on comparable non-contingent, non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the new notes. The amount of interest that you will be required to include in income for each year generally will be in excess of the stated interest payments on the new notes for that year.

You also will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a new note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received upon conversion, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a new note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and thereafter will be treated as capital loss.

Although to date we have never paid cash dividends on our common stock, if in the future we pay a cash dividend on our common stock and there is a resulting adjustment to the conversion price, a note holder could be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such deemed dividends would be taxable as described in “Certain U.S. Federal Income Tax Considerations.”  For a Non-U.S. Holder, such a deemed distribution generally will be subject to U.S. federal withholding tax requirements at a statutory rate of 30% or such lower rate as may be specified under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. Such withholding tax may be set off against payments on the new notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:

•        our ability to develop autologous cellular therapies that have specific applications in cosmetic dermatology, and our ability to explore (and possibly develop) applications for periodontal disease, reconstructive dentistry, treatment of restrictive scars and burns and other health-related markets;

•        whether our clinical human trials relating to autologous cellular therapy applications can be conducted within the timeframe that we expect, whether such trials will yield positive results, or whether additional applications for the commercialization of autologous cellular therapy can be identified by us and advanced into human clinical trials;

•        whether the results of our full Phase III pivotal study will support a successful BLA filing;

•        our ability to provide and deliver any autologous cellular therapies that we may develop, on a basis that is competitive with other therapies, drugs and treatments that may be provided by our competitors;

•        our ability to finance our business;

•        our ability to improve our historical pricing model;

•        our ability to decrease our manufacturing costs for our Isolagen Therapy product candidates through the improvement of our manufacturing process, and our ability to validate any such improvements with the relevant regulatory agencies;

•        our ability to reduce our need for fetal bovine calf serum by improved use of less expensive media combinations and different media alternatives;

•        a stable currency rate environment in the world, and specifically the countries we are doing business in or plan to do business in;

•        our ability to meet requisite regulations or receive regulatory approvals in the United States, Europe, Asia and the Americas, and our ability to retain any regulatory approvals that we may obtain; and the absence of adverse regulatory developments in the United States, Europe, Asia and the Americas or any other country where we plan to conduct commercial operations;

•        continued availability of supplies at satisfactory prices;

•        no new entrance of competitive products or further penetration of existing products in our markets;

•        no adverse publicity related to our products or to our company;

•        no adverse claims relating to our intellectual property;

•        adverse results from, or changes in, any pending legal proceedings;

•        our ability to maintain compliance with the AMEX requirements for continued listing of our common stock;

•        our ability to efficiently integrate our recent acquisitions and future acquisitions, if any, or any other new lines of business that we may enter in the future;

•        our issuance of certain rights to our shareholders that may have anti-takeover effects; and

•        our dependence on physicians to correctly follow our established protocols for the safe administration of our Isolagen Therapy.

You should also consider carefully the statements under “Risk Factors” and other section of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the existing notes for the new notes pursuant to the exchange offer. We are offering up to $30,000,000 aggregate principal amount of additional new notes for cash. We anticipate that the new notes will be issued for cash at a purchase price of      % of principal amount. We intend to use the net proceeds, if any, from the sale of new notes in the new money offering for general corporate purposes, including product development, sales and marketing, capital expenditures, acquisitions of businesses and assets, and working capital. We have not determined the amounts we plan to spend for each of these purposes. Pending such use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data. The selected financial data in this section are not intended to replace the financial statements. Our selected consolidated financial information presented as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the five years ended December 31, 2006 was derived from our audited consolidated financial statements. Our selected consolidated financial data as of and for the three months ended March 31, 2007 are derived from our unaudited consolidated financial statements. Historical results are not necessarily indicative of future results.

This information should be read in conjunction with the historical consolidated financial statements and related notes included herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which has been incorporated by reference from our Form 8-K filed June 5, 2007. We have classified our discontinued operations as discontinued operations for all periods presented herein (see Note 4 of Notes to Consolidated Financial Statements incorporated by reference from our Form 8-K filed June 5, 2007).

	Quarter Ended March 31,	For the Year Ended December 31,
	2007	2006(1)(3)	2005	2004	2003	2002
Consolidated Statement of Operations Data:
Revenue	$313,622	$384,389	$—	$—	$—	$—
License fees	—	—	—	—	—	40,000
Total revenue	313,622	384,389	—	—	—	40,000
Cost of sales	159,087	194,197	—	—	—	—
Selling, general and administrative expenses	6,337,305	13,174,960	14,000,977	9,717,713	4,491,259	2,856,212
Research and development	3,089,071	8,796,219	10,592,170	4,647,553	3,100,059	1,519,819
Operating loss	(9,271,841)	(21,780,987)	(24,593,147)	(14,365,266)	(7,591,318)	(4,336,031)
Other income (expense)
Interest income	298,750	2,261,899	2,808,328	558,536	40,663	208,692
Other income	—	—	—	84,359	55,662	32,421
Interest expense	(974,810)	(3,899,239)	(3,912,059)	(636,676)	—	—
Minority interest	99,434	78,132	—	—	—	—
Loss before income taxes from continuing operations	(9,848,467)	(23,340,195)	(25,696,878)	(14,359,047)	(7,494,993)	(4,094,918)
Income tax benefit	—	190,754	—	—	—	—
Loss from continuing operations	(9,848,467)	(23,149,441)	(25,696,878)	(14,359,047)	(7,494,993)	(4,094,918)
Loss from discontinued operations, net of tax	(1,092,826)	(12,671,965)	(10,080,706)	(7,115,422)	(3,773,301)	(1,338,137)
Net loss	(10,941,393)	(35,821,406)	(35,777,584)	(21,474,469)	(11,268,294)	(5,433,055)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	(1,244,880)	(10,178,944)
Preferred stock dividends	—	—	—	—	(1,087,200)	(502,661)
Net loss attributable to common shareholders	$(10,941,393)	$(35,821,406)	$(35,777,584)	$(21,474,469)	$(13,600,374)	$(16,114,660)
Per share information
Net loss from continuing operations—basic and diluted	$(0.32)	$(0.76)	$(0.85)	$(0.47)	$(0.39)	$(0.27)
Net loss from discontinued operations—basic and diluted	(0.04)	(0.42)	(0.33)	(0.24)	(0.19)	(0.09)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	(0.06)	(0.67)
Preferred stock dividends	—	—	—	—	(0.06)	(0.03)
Net loss attributable to common shareholders	$(0.36)	$(1.18)	$(1.18)	$(0.71)	$(0.70)	$(1.06)
Weighted average shares outstanding	30,374,772	30,309,439	30,245,283	30,116,827	19,297,865	15,205,554

	Quarter Ended March 31,	As of December 31,
	2007	2006(2)	2005	2004	2003	2002
Consolidated Balance Sheet Data:
Cash and cash equivalents, restricted cash and available-for-sale investments	$25,312,726	$33,266,742	$67,013,659	$116,139,016	$15,935,558	$4,244,640
Working capital	20,767,727	29,487,802	61,130,870	111,061,724	14,367,768	2,811,160
Total assets	48,588,598	57,286,875	90,179,922	128,121,138	19,644,465	7,257,664
Total liabilities	97,460,307	96,806,084	98,276,819	99,135,713	2,380,740	2,050,734
Total shareholders equity (deficit)	(50,876,648)	(41,623,582)	(8,096,897)	28,985,425	17,263,725	5,206,930

(1)                Includes the results of operations of Agera, which was acquired August 10, 2006 from the date of acquisition to December 31, 2006. See Note 3 of Notes to Consolidated Financial Statements incorporated by reference from our Form 8-K filed June 5, 2007.

(2)                Includes the assets and liabilities of Agera which was acquired August 10, 2006.

(3)                Effective January 1, 2006 we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures. As a result of adopting Statement 123(R) on January 1, 2006, our loss before income taxes and net loss for the year ended December 31, 2006 was $1.1 million higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the year ended December 31, 2006 was $0.04 greater  than if we had continued to account for share-based compensation under APB No. 25 (refer to Note 12 in Notes to Consolidated Financial Statements incorporated by reference from our Form 8-K filed June 5, 2007 for further stock-based compensation discussion).

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “ILE”. As of June 14, 2007, there were approximately 387 shareholders of record of our common stock. The table below sets forth the range of high and low sale prices for each fiscal quarter during 2005 and 2006 and through July 9, 2007, as reported by the American Stock Exchange. On July 9, 2007, the last reported sale price of our common stock on the American Stock Exchange was $3.99.

	High	Low
Year ended December 31, 2005
First Quarter	$8.05	$6.26
Second Quarter	$6.50	$3.35
Third Quarter	$5.59	$1.49
Fourth Quarter.	$1.90	$1.05
Year ended December 31, 2006
First Quarter	$2.72	$1.84
Second Quarter	$4.20	$1.76
Third Quarter	$3.99	$3.20
Fourth Quarter	$3.67	$2.84
Year ended December 31, 2007
First Quarter	$3.93	$1.91
Second Quarter (through July 9, 2007)	$5.10	$3.30

DIVIDEND POLICY

We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements and general business conditions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for the periods indicated. The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries, and (iii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that you account for using the equity method of accounting. The term “fixed charges” means the sum of the following: (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense, and (z) preference security dividend requirements of consolidated subsidiaries. The calculation of earnings to fixed charges is set forth in an exhibit to the registration statement of which this prospectus forms a part.

	Three Months Ended March 31,	Years Ended December 31
	2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Deficiency of earnings to fixed charges(1)	$9,848,467	$23,340,195	$25,696,878	$14,359,047	$7,494,993	$4,094,918

(1)             Earning were insufficient to cover fixed charges by the amounts set forth above. We needed additional earnings, as indicated by the deficiency of earnings available to cover fixed charges for each of the periods presented above, to achieve a ratio of earnings to fixed charges of 1.0x.

CAPITALIZATION

The following table sets forth capitalization as of March 31, 2007:

•        on an actual basis;

•        on an as adjusted basis to give effect to the issuance of new notes in the exchange offer, assuming all of the outstanding existing notes were validly tendered and accepted for exchange on      ;

•        on an as adjusted basis to give effect to the issuance for cash of an aggregate principal amount of $30 million of new notes; and

•        as adjusted to reflect a net gain of approximately $      million on the assumed early extinguishment of all outstanding existing notes on      . This extinguishment of debt will result in recognition of gain in our statement of operations in the period in which the exchange offer is consummated.

We will apply guidance as set forth in Emerging Issues Task Force (“EITF”) Issue No. 96-19, Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), EITF Issue No. 00-19, and EITF Issue No. 06-06. The exchange offer is an extinguishment of existing debt, rather than a modification. We also considered the provisions of EITF 05-2 and concluded that this is not conventional convertible debt.

We will also apply the guidance set forth in EITF Issue No. 98-5, which specifies the appropriate basis to account for contingent beneficial conversion premiums. The new notes have features that could lead to a beneficial conversion premium at issuance. A beneficial conversion premium may arise if and when, upon issuance of the new notes, the market price of our common stock exceeds the effective conversion price, after considering the debt discount. The beneficial conversion premium, if any, would be recorded as a discount on the new notes issued in the exchange offer and will be accreted to par value through semi-annual interest charges up to the maturity date of the new notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the new notes would decrease and the amount attributed to the existing notes would increase. The information set forth in the following table should be read in conjunction with and is qualified in its entirety by our audited consolidated financial statements and notes thereto included in this prospectus by reference.

	As of March 31, 2007
	Actual	As Adjusted
	(in thousands)
Long-term debt:
Existing 3.50% Convertible Subordinated Notes	$90,000
New 3.50% Convertible Senior Notes, net of unamortized debt discount of			(1)
Other long-term liabilities	1,221	—
Total long-term debt	91,221	—
Shareholders’ Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized
Series C junior participating preferred stock, $001 par value, 10,000 shares authorized	—
Common stock, $.001 par value; 100,000,000 shares authorized	34
Additional paid-in capital	113,206
Treasury stock, at cost, 4,000,000 shares	(25,974)
Accumulated other comprehensive loss	(129)
Accumulated deficit during development stage	(138,014)	—
Total Shareholders’ (deficit) equity	(50,877)	—
Total capitalization	$40,344	$

(1)             If we elect to convert, or a holder elects voluntarily to convert, some or all of the new notes into our common stock prior to November 5, 2010, we will make an additional payment equal to the aggregate amount of interest payments that would have been payable on the new notes through and including November 5, 2010, less any interest payments already paid on the new notes. This additional payment is payable in cash or, at our option, in our common stock, or a combination of cash and our common stock. If paid in our common stock, the stock will have a fixed value equivalent to the conversion price. This additional interest payment that may be settled in shares is considered to be a conversion and will result in recognizing as expense any amounts paid by share settlement upon conversion under the additional interest payment.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing Notes

Existing Notes.   We are offering to exchange your existing notes for new notes as follows: $1,000 principal amount of new notes for each $1,000 principal amount of existing notes for up to 100% of the aggregate outstanding principal amount of existing notes. The new notes will be issued in denominations of $1,000 and integral multiple of $1,000. Based on the principal amount of existing notes outstanding as of the date of this prospectus, we are offering to acquire up to $90,000,000 aggregate principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

You may tender all, some or none of your existing notes, subject to the terms and conditions of the exchange offer. Holders of existing notes must tender their existing notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of such offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our Board of Directors and officers do not make any recommendation to you as to whether or not to exchange all or any portion of your existing notes. In addition, we have not authorized anyone to make any recommendation to you regarding the exchange offer. You must make your own decision whether to tender your existing notes in connection with the exchange offer and, if so, the amount of existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 11:59 p.m., New York City time, on      , 2007, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on      , 2007 or any later date to which the applicable exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•        delay the acceptance of existing notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of existing notes, provided that, in any event we will promptly issue new notes or return tendered existing notes after expiration or withdrawal of the exchange offer;

•        extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below; during any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer;

•        waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act; and

•        terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

If an amendment to the exchange offer is material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the existing notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. For the procedures regarding the new money offering, see “The New Money Offering.”

Tender of Existing Notes Held Through a Custodian.   If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC.   Any beneficial owner of existing notes held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s existing notes are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender existing notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, the exchange agent must receive:

•        a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•        prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•        the holder must comply with the guaranteed delivery procedures described below.

Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent,” prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering existing notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution which is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us or to Thomas Weisel Partners LLC, the dealer manager.

It is your responsibility to ensure that all necessary materials get to The Bank of New York Trust Company, N.A., the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

Any existing notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

We will have accepted the validity of tendered existing notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the new notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange (including, in the case of existing notes, the consent). Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of existing notes. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the new notes promptly after acceptance of the existing notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

The new notes will be issued in denominations of $1,000 and integral multiples of $1,000. Any fractional new notes will be settled in cash. The new notes will bear interest from the date of issuance of the new notes. Existing notes accepted for exchange will accrue interest up to but excluding the closing date of the exchange offer. We will pay such accrued and unpaid interest in cash at closing to holders of existing notes whose existing notes are tendered in the applicable exchange offer and accepted by us.

In all cases, issuance of new notes for existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•        your existing notes or a timely book-entry confirmation of such existing notes into the exchange agent’s account at the DTC book-entry transfer facility;

•        a properly completed and duly executed letter of transmittal or letter of transmittal and consent or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•        all other required documents, if any.

Return of Existing Notes Accepted for Exchange

If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes will be returned to you. Existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and (1) the certificates for the existing notes are not immediately available or (2) you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•        your tender is made through an eligible institution;

•        prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)    sets forth the name and address of the holder of the existing notes tendered;

(2)    states that the tender is being made thereby;

(3)             guarantees that within three trading days after the expiration date, the certificates or a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•        the certificates or book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of existing notes at any time prior to 11:59 p.m., New York City time, on the expiration date. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after      , 2007.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “—Exchange Agent” prior to 11:59 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•        specify the name of the person who tendered the existing notes to be withdrawn;

•        contain a statement that you are withdrawing your election to have your existing notes exchanged;

•        be signed by the holder in the same manner as the original signature on the letter of transmittal or letter of transmittal and consent by which the existing notes were tendered, including any required signature guarantees; and

•        if you delivered existing notes to the exchange agent, you must submit the certificate numbers of the existing notes to be withdrawn or if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to you or credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Notes” above, at any time on or prior to 11:59 p.m., New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for new notes and may terminate or not complete the exchange offer if the registration statement or, if applicable, a post-effective amendment, covering the exchange offer is not effective under the Securities Act.

We may elect not to accept existing notes for exchange and may terminate or not complete the exchange offer if:

•        any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•        any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would restrain, prohibit or delay completion of the exchange offer or prohibit any of the material terms of the new notes;

•        any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•       any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the U.S.;

•       any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks, Standard & Poor’s 500 Index, or NASDAQ Composite Index or American Stock Exchange from the date of this prospectus;

•       a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.;

•       any material disruption has occurred in commercial banking or securities settlement or clearance services in the U.S.;

•       any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•       a commencement of a war, an act of terrorism or other national or international calamity directly or indirectly involving the U.S., which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

•       if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•        any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our issued and outstanding common stock or any amalgamation, merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•        any event or events occur that have resulted or may result, in our reasonable judgment, in material adverse change in the business condition, income, operations, share ownership or prospects of us or of us and our subsidiaries, taken as a whole;

•        the occurrence of any of the following:

•       any person, entity or group acquires more than 5% of our issued and outstanding common stock after the commencement of the exchange offer;

•       any person, entity or group which owned more than 5% of our issued and outstanding common stock before the commencement of the exchange offer shall acquire additional common stock constituting more than 2% of our issued and outstanding shares after the commencement of the exchange offer; or

•       any new group shall have been formed that beneficially owns more than 5% of our issued and outstanding common stock, which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares; or

•        the registration statement of which this prospectus is a part shall have not become effective under the Securities Act or shall be the subject of any stop order.

If any of the above events occur, we may:

•        terminate the exchange offer and promptly return all tendered existing notes to tendering existing note holders;

•        extend the exchange offer and, subject to the withdrawal rights described in “Withdrawal Rights,” above, retain all tendered existing notes until the extended exchange offer expires;

•        amend the terms of the exchange offer; or

•        waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition, other than those subject to applicable law, in whole or in part in our discretion. We may not assert or waive any condition in a manner that would violate Rule 13e-4(f)(8)(i). Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties. There are no Federal or state regulatory requirements that must be met, except for requirements under applicable securities laws. Satisfaction or waiver of these conditions, other than those that relate to applicable securities laws, will be determined as of      , the expiration date of the exchange offer.

We confirm to you that if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement and will extend the exchange offer to the extent required under the Exchange Act.

Fees and Expenses

Thomas Weisel Partners LLC is acting as dealer manager in connection with the exchange offer. Thomas Weisel Partners LLC will receive a fee in connection with its services as dealer manager. This fee will be based on the principal amount of the existing notes tendered and will be paid in cash, or in new notes, depending upon the amount of the proceeds raised in the new money offering. If all of the notes are exchanged in the exchange offer and the gross proceeds of the new money offering are less than $3,000,000, Thomas Weisel Partners LLC will receive a maximum dealer manager fee of $1,665,000, payable in new notes. If the gross proceeds are more than $3,000,000, Thomas Weisel Partners LLC will receive a maximum dealer manager fee of $1,530,000, payable in cash. Thomas Weisel Partners LLC’s fee in connection with the exchange offer will be payable if and when the exchange offer is completed.

Thomas Weisel Partners LLC will also be reimbursed for its reasonable out-of-pocket expenses, subject to a specified limit, incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

We have agreed to indemnify Thomas Weisel Partners LLC against specified liabilities relating to or arising out of the offers, including civil liabilities under the Federal securities laws, and to contribute to payments which Thomas Weisel Partners LLC may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Thomas Weisel Partners LLC may from time to time hold existing notes, new notes and our common stock in their proprietary accounts, and to the extent they own existing notes in these accounts at the time of the exchange offer, Thomas Weisel Partners LLC may tender these existing notes.

We have retained Georgeson Shareholder Communications, Inc. to act as information agent and The Bank of New York Trust Company, N.A. to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing note holders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent will receive an aggregate of approximately $7,500 and $15,000, respectively, in compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the Federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Thomas Weisel Partners LLC for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

We estimate that the aggregate fees and expenses to be incurred in connection with the exchange offer and the new money offering, assuming maximum existing note holder participation, will be approximately $1.2 million and will be paid by us.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at its address as set forth below. Questions about the tender of existing notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail or Overnight Courier:

101 Barclay Street—7 East
New York, New York 10286
Attn: Mrs. Evangeline R. Gonzales

By Facsimile Transmission:
(212) 298-1915

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

THE NEW MONEY OFFERING

We are offering up to $30,000,000 million aggregate principal amount of new notes for cash in the new money offering. Neither we nor Thomas Weisel Partners LLC, the placement agent, will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering. The new notes that we are offering in the new money offering are identical in all respects to the new notes provided in the exchange offer as described in this document under the heading “Description of New Notes.”

Indications of interest in purchasing new notes must be in denominations of principal amount of $1,000 and integral multiple of $1,000. We anticipate that the new notes offered in the new money offering will be issued for cash at a purchase price of      % of principal amount, (plus accrued interest from      , 2007).

You may indicate your interest for new notes in the new money offering by giving your indication of interest to Thomas Weisel Partners LLC at (888) 627-6373, attention Isolagen Offering Desk.

DESCRIPTION OF NEW NOTES

The new notes will be issued under, and are governed by, a new notes indenture, which we refer to as the “new notes indenture,” between us and The Bank of New York Trust Company, N.A., as trustee. Copies of the form of new notes indenture and the new notes will be made available to prospective investors in the new notes upon request to us. Because this section is a summary, it does not describe every aspect of the new notes and the new notes indenture. Therefore, this summary is qualified by reference to all the provisions of these documents, including definitions of terms used in the documents. We urge you to read the new notes indenture because it will define your rights as a holder of the new notes. In this section, references to “Isolagen,” “we,” “our” or “us” refer only to Isolagen, Inc. and not to any of our subsidiaries.

We are offering to issue up to $120,000,000 aggregate principal amount of new notes, which amount includes:

•        $90,000,000 aggregate principal amount to be issued in the exchange offer assuming 100% of the principal amount of the outstanding existing notes are tendered and accepted in the exchange offer; and

•        up to an additional $30,000,000 aggregate principal amount of new notes to be issued for cash in the new money offering.

The new notes will be our general, unsecured obligations. The new notes currently rank:

•        equal in right of payment to all of our other existing and future unsubordinated, unsecured indebtedness;

•        senior in right of payment to all of our existing and future subordinated indebtedness, including the existing notes; and

•        structurally subordinated in right of payment to all of our subsidiaries’ existing and future obligations and effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of March 31, 2007, we had no secured indebtedness that would rank senior to the new notes, and we had approximately $91.3 million of indebtedness outstanding (including accrued interest). As of March 31, 2007, our subsidiaries had, exclusive of intercompany obligations and deferred revenue, approximately $7.5 million of liabilities.

We will be required to repay the full principal amount of the new notes on November 1, 2024 unless they are previously converted, redeemed or repurchased.

The new notes bear interest at an annual rate of 3.5% from the date of their issuance. We will pay interest twice a year, on each May 1 and November 1, beginning November 1, 2007, until the principal is paid or made available for payment or the new notes have been converted. We will pay interest to the persons in whose name the new notes are registered at the close of business on the immediately preceding April 15 and October 15, as the case may be. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

You may convert the new notes into shares of our common stock at any time before the close of business on November 1, 2024, unless the new notes have been previously redeemed or repurchased. The initial conversion rate for the new notes is approximately 181.8182 shares of common stock per $1,000 principal amount of new notes, which is equivalent to an initial conversion price of approximately $5.50 per share. The conversion rate may be adjusted as described below. Holders of new notes called for redemption or submitted for repurchase will be entitled to convert the new notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

At any time on or after November 5, 2010, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount of such new notes plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

You will have the right to require us to repurchase your new notes on November 1 of 2011, 2014 and 2019 as described below under “—Repurchase at Option of Holders.” In addition, if we experience a fundamental change, you will have the right to require us to repurchase your new notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”  In the event of certain fundamental changes that occur on or prior to November 1, 2010, we will also pay a make-whole premium to holders that require us to purchase their new notes in connection with such fundamental change.

No “sinking fund” is provided for the new notes, which means that the new notes indenture does not require us to redeem or retire a portion of the new notes at specified dates prior to their final maturity.

Form, Denomination, Transfer, Exchange, and Book-Entry Procedures

The new notes are issued:

•        only in registered form;

•        without interest coupons; and

•        in denominations of $1,000 and integral multiplies of $1,000.

Principal of and interest (including additional interest, if any) on the new notes is payable, and the new notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, City of New York.

The new notes are evidenced by one or more global new notes that have been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The global note and any new notes issued in exchange for the global note are subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

No global note will be registered in the name of any person, or exchanged for new notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•        DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

•        an event of default with respect to the new notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any new notes issued in exchange for the global note will be registered.

As long as the new notes are registered in the name of Cede & Co., as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•        you cannot receive new notes registered in your name if they are represented by the global note;

•        you cannot receive certificated (physical) new notes in exchange for your beneficial interest in the global note;

•        you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•        all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that some kinds of investors can own securities only in physical, certificated form. These laws may limit your ability to acquire an interest in the new notes and to transfer or encumber your beneficial interests in the global note to these types of investors.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in new notes of corporate issuers is generally settled in clearing house, or next day, funds. Beneficial interests in a global note, however, usually trade in DTC’s same day funds settlement system and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of new notes, we will make cash payments of interest (including additional interest, if any) on, and the redemption or purchase price of, the global note, only to Cede & Co., the nominee of DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest (including additional interest, if any) on, principal of, or the redemption or purchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We will send any redemption notice to the trustee. If fewer than all of the new notes are being redeemed, the particular ratio to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate. We understand that if fewer than all of the new notes are to be redeemed, DTC’s current practice is to determine by lot the amount of the holdings of each participant in the global note to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as practicable after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the global note to pledge or otherwise encumber their interest in the global note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited. Further, DTC has advised us that it will take such action only in respect of the portion of the principal amount of the new notes represented by the global note as to which such participant has, or participants have, given DTC direction.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any new note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the new note has been previously redeemed or repurchased. If the new notes are called for redemption or subject to repurchase, you may convert your new notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. The initial conversion rate for the new notes is approximately 181.8182 shares of common stock per $1,000 principal amount of new notes, which is equivalent to an initial conversion rate of approximately $5.50 per share. The conversion rate is subject to adjustment as described below.

If you elect to convert some or all of your new notes on or prior to November 5, 2010, we will pay additional interest to holders of new notes being converted. This additional interest will be equal to the amount of interest that would have been payable on the new notes from the last day interest was paid on the new notes, through and including November 5, 2010. Additional interest, if any, will be paid in cash or, solely at our option, in our common stock or a combination of cash and our common stock. If we pay additional interest upon a voluntary conversion with our common stock, the stock will be valued at the conversion price that is in effect at that time.

In the event of a fundamental change that consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2010, we will pay a make-whole premium to the holders of the new notes that convert their new notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”

You can convert the new note by delivering the new note to the trustee’s corporate trust office, accompanied by a signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the new note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment of cash in lieu of any fractional shares, and the trustee shall deliver such certificate(s) and cash payment to the conversion agent for delivery to the holder of the new note being converted. The common stock issuable upon conversion of the new notes will be fully paid and nonassessable.

If you surrender a new note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. Notwithstanding the foregoing, if you are a holder of a new note on a regular record date, including a new note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such new note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any new note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of the interest payable on the interest payment date on the principal amount of new notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a new note, or a portion of a new note, that we have called for redemption or that you are entitled to require us to repurchase from you if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

If we distribute rights or warrants (other than those referred to in the second bullet below) pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any new note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, which we refer to as the “conversion shares,” a number of rights or warrants to be determined as follows:

•        if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, which we refer to as the “distribution date,” the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion; and

•        if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such new note was convertible immediately prior to such distribution date would have been entitled on such distribution date.

If you receive common stock upon conversion of a new note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of new notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the American Stock Exchange on the conversion date.

If you deliver a new note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

Conversion Rate Adjustments

We will adjust the conversion rate for:

•        dividends or distributions on our common stock payable in shares of our common stock;

•        subdivisions, combinations or certain reclassifications of our common stock;

•        distributions (other than pursuant to a stockholder rights plan) to all or substantially all holders of our common stock of certain rights or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share less than the then current market price of our common stock on the record date for the distribution, provided that we will readjust the conversion rate to the extent these rights or warrants are not exercised before they expire;

•        dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (other than cash dividends) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet above or, as described below, certain rights distributed pursuant to a stockholder rights plan) to subscribe for or purchase our securities, provided that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants if we make arrangements for holders of new notes to receive those rights and warrants upon conversion of the new notes;

•        cash dividends or cash distributions to all or substantially all holders of our common stock, other than distributions described in the two immediately following bullets;

•        distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer; and

•        distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

•       as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our board of directors does not recommend rejection of the offer;

•       assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 10% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

•       such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the new notes indenture, if we distribute cash in accordance with the fifth bullet above, then the conversion rate will generally be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date for the cash distribution by a fraction, the numerator of which is the then current market price per share of our common stock on the record date and the denominator of which is such then current market price less the per share amount of the distribution. We will not, however, adjust the conversion rate pursuant to this provision such that the effective conversion price is an amount that is below $0.01.

For purposes of the foregoing, “current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding that date. We will make adjustments to the current market price in accordance with the new notes indenture to account for the occurrence of certain events during such 10 consecutive trading day period.

The new notes indenture does not require us to adjust the conversion rate for any of the transactions described in the bullets above if we make provisions for holders of new notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate.

The indenture will provide that upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any shareholders’ rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of: the issuance of such rights; the distribution of separate certificates representing such rights; the exercise or redemption of such rights in accordance with any rights agreement; or the termination or invalidation of such rights. Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•        any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•        a consolidation, merger or combination involving us;

•        a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•        a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a business combination constituting a fundamental change as described in “—Repurchase at Option of Holders Upon a Fundamental Change”) immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change.

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reclassification, change, combination, consolidation, merger, sale or conveyance, we will make adequate provision whereby the holders of the new notes shall have the opportunity, on a reasonably timely basis, to determine the form of consideration into which all of the new notes, treated as a single class, shall be convertible. The form of consideration into which all of the new notes, treated as a single class, shall be convertible, shall be determined by the holders of a majority of the new notes (based on principal amount then outstanding) who have made an election as to such form of consideration and shall be subject to any limitations to which all of the holders of common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable. In the event that the holders do not make such election on or prior to the date 10 days after receipt of notice that such election is required, then the kind and amount of securities, cash or other property receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by each holder shall be deemed to be the kind and amount so receivable by holders of a plurality of the common stock. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of common stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then a supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the new notes as our board of directors shall reasonably consider necessary by reason of the foregoing. We may not become a party to any such transaction unless its terms are consistent with this paragraph.

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our stockholders in such business combination. Appropriate provisions will be made, as determined reasonably and in good faith by our board of directors, to preserve the net share settlement provisions of the new notes following such business combination to the extent possible. We may not become a party to any such transaction unless its terms are consistent with this paragraph. None of the foregoing provisions shall affect the right of a holder of new notes to convert its new notes into shares of our common stock prior to the effective date of any business combination.

We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion price. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of new notes will receive, in addition to any shares of our common stock that such holders are entitled to receive upon conversion, a cash payment in respect of fractional shares and rights under any stockholder rights plan (i.e. “poison pill”) adopted by us and then in effect, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment to the fourth bullet above so long as we have made proper provision to provide that holders of new notes will receive such rights upon conversion in accordance with the terms of the new notes indenture. A distribution of separate certificates representing any such rights or the exercise of any such rights in accordance with the plan will not trigger a conversion rate adjustment.

Automatic Conversion

We may elect automatically to convert some or all of the new notes (an “automatic conversion”) at any time on or prior to maturity if the closing price of our common stock has exceeded 140% of the conversion price for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion (an “automatic conversion price”). The notice of automatic conversion must be given not more than 30 and not fewer than 20 days prior to the date of automatic conversion.

If an automatic conversion occurs on or prior to November 5, 2010, we will pay additional interest in cash or, at our option in shares of our common stock, or a combination of cash and shares of our common stock, to holders of new notes being converted. This additional interest shall be equal to the amount of interest that would have been payable on the new notes from the last day through which interest was paid on the new notes, through and including November 5, 2010. We will specify in the automatic conversion notice whether we will pay the additional interest in cash or common stock, or a combination of cash and our common stock. If we elect to pay the additional interest in common stock, the common stock will be valued at the conversion price that is in effect at that time.

If we do not automatically convert all of the new notes, the trustee will select the new notes to be automatically converted in principal amount of $1,000 or in whole multiples thereof, by lot or on a pro rata basis or by another method that the trustee considers fair and appropriate. If any new notes are to be automatically converted in part only, we will issue a new note or new notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your new notes is selected for partial automatic conversion and you voluntarily convert a portion of your new notes, the voluntarily converted portion will be deemed to be taken from the portion selected for automatic conversion.

You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon automatic conversion but will be required to pay any stamp or transfer tax or duty if the common stock issued upon conversion of the new notes is in a name other than your name. Certificates representing common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Redemption at Our Option

On and after November 5, 2010, we may redeem the new notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the new notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of new notes. New notes or portions of new notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the provisions of the new notes indenture, then on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the redemption price upon delivery of the note.

If we do not redeem all of the new notes, the trustee will select the new notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any new notes are to be redeemed in part only, we will issue a new note or new notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your new notes is selected for partial redemption and you convert a portion of your new notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

You will have the right to require us to repurchase all or a portion of your new notes for cash on November 1 of 2011, 2014 and 2019, each of which we refer to as a “purchase date.”  Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding new notes for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related new notes.

The purchase price payable will be equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date.

On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to you at your address shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•        the purchase price;

•        the name and address of the paying agent and the conversion agent; and

•        the procedures that you must follow to require us to purchase your new notes.

Your notice electing to require us to purchase your new notes must state:

•        the relevant purchase date;

•        if certificated new notes have been issued, the certificate numbers of the new notes;

•        the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

•        that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the new notes indenture.

If your new notes are not in certificated form, your notice must comply with applicable DTC procedures.

No new notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the new notes.

You may withdraw your purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

•        the principal amount of the withdrawn new notes;

•        if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

•        the principal amount, if any, that remains subject to the purchase notice.

If your new notes are not in certificated form, your notice must comply with applicable DTC procedures. You must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the new notes. If the paying agent holds money sufficient to pay the purchase price of the new notes on the business day following the purchase date, then:

•        the new notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the note is delivered to the paying agent); and

•        all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the new notes).

Repurchase at Option of Holders Upon a Fundamental Change

In the event of a fundamental change, you will have the right to require us to repurchase all or a portion of your new notes at a purchase price equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date plus, under the circumstances described below, a make-whole premium. If the purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the new notes on the relevant record date.

If the fundamental change consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2010, we will pay a make-whole premium to the holders of the new notes. The make-whole premium will be paid on the purchase date to holders of the new notes that convert their new notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date.

The make-whole premium will be determined by reference to the table below and is based on the date on which the change in control constituting the fundamental change becomes effective and the price paid per share of our common stock in such transaction. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five-trading day period ending on the trading date immediately preceding the effective date.

The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the notes.

Make-Whole Premium Upon a Change in Control (% of Principal Amount)
Stock Price on Effective Date
Effective Date	$ $ $ $ $ $ $ $ $ $ $ $ $ $
/2007
11/1/2007
11/1/2008
11/1/2009
11/1/2010

The actual stock price and effective date may not be set forth in the table, in which case:

•        if the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year;

•        if the stock price on the effective date exceeds $                     per share (subject to adjustment as described below), no make-whole premium will be paid; and

•        if the stock price on the effective date is less than or equal to $                     per share (subject to adjustment as described below), no make-whole premium will be paid.

The stock prices set forth in the column headings of the table will be adjusted as of any date on which the conversion rate of the new notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

We will pay, at our option, the purchase price and/or the make-whole premium in cash or shares of our common stock or, in the case of the make-whole premium, the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change.

If we decide to pay the purchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the purchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the 10-trading day period ending on the trading day immediately preceding the purchase date. We may pay the purchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

In addition, our right to pay the purchase price and/or the make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

•        listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq Capital or Global Market;

•        the registration of such common stock under the Securities Act and the Exchange Act, if required; and

•        any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the purchase price and make-whole premium once we have given the notice that we are required to give to holders of record of new notes, except as described in the immediately preceding sentence.

If we decide to pay the make-whole premium in the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

•        securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq Capital or Global Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the 10-trading day period ending on the trading day immediately preceding the purchase date;

•        other securities, assets or property (other than cash) will be valued at 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent, nationally recognized investment banks selected by the trustee; and

•        100% of any cash.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of new notes, as provided in the new notes indenture, stating, among other things, (i) the occurrence of a fundamental change and the resulting purchase right, (ii) whether we will pay the purchase price in cash or shares of our common stock and (iii) whether we will pay the make-whole premium in cash, shares of our common stock or the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change. We must also deliver a copy of our notice to the trustee.

Our obligation to pay a make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

In order to exercise the purchase right upon a fundamental change, you must deliver prior to the purchase date a fundamental change purchase notice stating, among other things:

•        if certificated new notes have been issued, the certificate numbers of the new notes;

•        the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

•        that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the new notes indenture.

If your new notes are not in certificated form, your notice must comply with applicable DTC procedures.

You may withdraw your notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

•        the principal amount of the withdrawn new notes;

•        if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

•        the principal amount, if any, that remains subject to the purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•        comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act; and

•        file a Schedule TO or any other required schedule under the Exchange Act.

You must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the new notes. If the paying agent holds money sufficient to pay the purchase price of the new notes on the business day following the purchase date, then:

•        the new notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new note is delivered to the paying agent); and

•        all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the new notes).

A “fundamental change” generally will be deemed to occur upon the occurrence of a change in control or a termination of trading.

A “change in control” is deemed to have occurred at such time any of the following occurs:

1.     any person or group (defined in accordance with Section 13(d)(3) of the Exchange Act) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, provided that any acquisition by us, our subsidiaries or our employee benefit plans will not trigger this provision;

2.     we consolidate with, or merge with or into, any other person or another person merges into us, except if the transaction satisfies any of the following:

•       the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest in the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction;

•       the transaction is a merger effected only to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

•       all of the consideration for the common stock (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting a change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Capital or Global Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the new notes become convertible solely into such common stock;

3.     we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person;

4.     during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

5.     our stockholders pass a resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

A “termination of trading” will be deemed to occur if our common stock (or other common stock into which the new notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter market in the United States.

We may, to the extent permitted by applicable law, at any time purchase new notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any new notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of a change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your new notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase new notes upon the occurrence of a fundamental change is subject to important limitations. Some of the events constituting a fundamental change in addition to the act of repurchasing the new notes could cause an event of default under the terms of our other debt. Further, we may not have the financial resources, or be unable to arrange financing, to pay the purchase price for all the new notes that holders deliver to us for repurchase.

No new notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the new notes.

Mergers and Sales of Assets

Without the consent of the holders of all of the new notes, we may not consolidate with, or merge with or into, any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with, or merge with or into, us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•        we are the surviving person or the person formed by the consolidation or into or with which we merge, or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and additional interest, if any) on the new notes and the performance of our other covenants under the new notes indenture;

•        immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•        an officer’s certificate and legal opinion relating to these conditions is delivered to the trustee.

Upon any consolidation or merger or any transfer or lease of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the new notes indenture with the same effect as if such successor corporation had been named in the new notes indenture as our company, and we shall be released from the obligations under the new notes and the new notes indenture, except in the case of a lease or with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following will be “events of default” under the new notes indenture:

•        we fail to pay principal of or any premium on any note when due;

•        we fail to pay any interest (including additional interest, if any) on any note when due and that default continues for 30 days;

•        we fail to give the notice that we are required to give if there is a fundamental change;

•        we fail to perform or observe any other term, covenant or agreement contained in the new notes or the new notes indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding new notes;

•        we fail to pay by the end of any applicable grace period or after maturity of the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $5.0 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding new notes;

•        we fail to deliver shares of common stock, together with cash in lieu of fractional shares, when those shares of common stock and cash in lieu of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date; or

•        events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) with respect to us and our subsidiaries specified in the new notes indenture.

Subject to the provisions of the new notes indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the new notes indenture at the request or direction of any of the holders of new notes unless they have offered to the trustee indemnity reasonably satisfactory to it. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the new notes indenture, and the trustee may take any other action the trustee deems proper that is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of outstanding new notes may accelerate the maturity of all new notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes may, under circumstances set forth in the new notes indenture, rescind the acceleration if all events of default, other than the non-payment of principal of and premium, if any, and interest on the new notes that have become due solely because of the acceleration, have been cured or waived as provided in the new notes indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) occurs and is continuing, then the principal of, and accrued interest (including additional interest, if any) on, all of the new notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the new notes or the trustee.

Notwithstanding the foregoing, the new notes indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under “—Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the new notes in an amount equal to 1.0% of the principal amount of the new notes. We shall pay the extension fee on all outstanding new notes on the date on which such event of default first occurs. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the new notes will be subject to acceleration as provided above. The provisions of the new notes indenture described in this paragraph will not affect the rights of holders of notes if any other event of default occurs under the new notes indenture. If we do not pay the extension fee on a timely basis in accordance with this paragraph, the new notes will be subject to acceleration as provided above.

You will not have any right to institute any proceeding relating to the new notes indenture, or to appoint a receiver or a trustee, or for any other remedy under the new notes indenture, unless:

•        you have given the trustee written notice of a continuing event of default;

•        the registered holders of at least 25% of the aggregate principal amount of all outstanding new notes have made a written request of the trustee to take action because of the default and have furnished indemnification reasonably satisfactory to the trustee against the cost, liabilities and expenses of taking such action;

•        the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; and

•        the trustee has not received any direction inconsistent with such written request from the holders of a majority of aggregate principal amount of all outstanding new notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and additional interest, if any) on, a note, or the purchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the new notes indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the new notes indenture and as to any default in performance.

Reports

The new notes indenture provides that any reports or documents that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is required to be filed with the SEC.

Modification and Waiver

The new notes indenture will contain provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the new notes. With the consent of the holders of at least a majority in aggregate principal amount of all outstanding new notes, we and the trustee are permitted to amend or supplement the new notes indenture or any supplemental indenture or modify the rights of the holders, provided that no such modification may, without the consent of each holder affected:

•        change the stated maturity of the principal or interest of any new note;

•        reduce the principal amount, any premium or interest on any new note;

•        reduce the amount payable on any new note upon a redemption at our option;

•        amend or modify our obligation to make or consummate a repurchase offer, including a repurchase offer upon a fundamental change, in a manner adverse to the holders of the new notes;

•        change the place or currency of payment on any new note;

•        impair the right to institute suit for the enforcement of any payment on, or conversion of, any new note;

•        modify the provisions of the new notes to provide for subordination in right of payment to any other indebtedness of us in a manner that is adverse to the holder of any new notes;

•        adversely affect the right of any holder of new notes to convert its new notes;

•        reduce the percentage in principal amount of the outstanding new notes whose holders’ consent is needed to modify, amend or waive any provision in the new notes indenture; or

•        modify the provisions dealing with modification and waiver of the new notes indenture, except to increase any required percentage or to provide that other provisions of the new notes indenture cannot be modified or waived without the consent of the holder of each outstanding note affected.

The holders of a majority in principal amount of outstanding new notes may waive our compliance with some restrictive provisions of the new notes indenture. The holders of a majority in principal amount of outstanding new notes may waive any past default, except a default in the payment of principal, any premium, interest (including additional interest, if any) or the purchase price.

Replacement of New Notes

We will replace, at the holders’ expense, new notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated new notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

The new notes indenture and the new notes are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee for the holders of new notes will be The Bank of New York Trust Company, N.A. If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the new notes indenture at the request of any holders of new notes, unless they have offered the trustee security or indemnity reasonably satisfactory to it.

DESCRIPTION OF EXISTING NOTES

Overview

The existing notes were issued under, and are governed by, an indenture (the “existing notes indenture”) between us and The Bank of New York Trust Company, N.A., as trustee. The terms of the existing notes include those expressly set forth in the existing notes indenture governing the existing notes. Because this section is a summary, it does not describe every aspect of the existing notes and the existing notes indenture. Therefore, this summary is qualified by reference to all the provisions of these documents, including definitions of terms used in the documents. In this section, references to “Isolagen,” “we,” “our” or “us” refer only to Isolagen, Inc. and not to any of our subsidiaries.

The existing notes are our general, unsecured obligations. The existing notes are subordinated in right of payment, which means that they will rank in right of payment behind other indebtedness of ours as described below. In addition, the existing notes are effectively subordinated to all existing and future liabilities of our subsidiaries. The existing notes are limited to an aggregate principal amount of $90,000,000. We will be required to repay the full principal amount of the existing notes on November 1, 2024 unless they are previously converted, redeemed or repurchased.

The existing notes bear interest at an annual rate of 3.5% from the date of issuance of the existing notes. We are required to pay additional interest if we fail to comply with our obligations described below under “—Registration Rights.” We will pay interest twice a year, on each May 1 and November 1, beginning May 1, 2005, until the principal is paid or made available for payment or the existing notes have been converted. We will pay interest to the persons in whose name the existing notes are registered at the close of business on the immediately preceding April 15 and October 15, as the case may be. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

You may convert the existing notes into shares of our common stock at any time before the close of business on November 1, 2024, unless the existing notes have been previously redeemed or repurchased. The initial conversion rate for the existing notes is 109.2001 shares of common stock per $1,000 principal amount of existing notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate may be adjusted as described below. Holders of existing notes called for redemption or submitted for repurchase will be entitled to convert the existing notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

At any time on or after November 1, 2009, we may redeem some or all of the existing notes at a redemption price equal to 100% of the principal amount of such existing notes plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

You will have the right to require us to repurchase your existing notes on November 1 of 2009, 2014 and 2019 as described below under “—Repurchase at Option of Holders.” In addition, if we experience a fundamental change, you will have the right to require us to repurchase your existing notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.” In the event of certain fundamental changes that occur on or prior to November 1, 2009, we will also pay a make-whole premium to holders that require us to purchase their existing notes in connection with such fundamental change.

No “sinking fund” is provided for the existing notes, which means that the existing notes indenture does not require us to redeem or retire the existing notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The existing notes are issued:

•        only in registered form;

•        without interest coupons; and

•        in denominations of $1,000 and integral multiplies of $1,000.

Principal of and interest (including additional interest, if any) on the existing notes is payable, and the existing notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, City of New York.

The existing notes are evidenced by one or more global notes that have been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The global note and any existing notes issued in exchange for the global note are subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

No global note will be registered in the name of any person, or exchanged for existing notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•        DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

•        an event of default with respect to the existing notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any existing notes issued in exchange for the global note will be registered.

As long as the existing notes are registered in the name of Cede & Co., as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•        you cannot receive existing notes registered in your name if they are represented by the global note;

•        you cannot receive certificated (physical) existing notes in exchange for your beneficial interest in the global note;

•        you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•        all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that some kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire an interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in existing notes of corporate issuers is generally settled in clearing house, or next day, funds. Beneficial interests in a global note, however, usually trade in DTC’s same day funds settlement system and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of existing notes, we will make cash payments of interest (including additional interest, if any) on, and the redemption or purchase price of, the global note, only to Cede & Co., the nominee of DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest (including additional interest, if any) on, principal of, or the redemption or purchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the existing notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in existing notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We will send any redemption notice to the trustee. If fewer than all of the existing notes are being redeemed, the particular ratio to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate. We understand that if fewer than all of the existing notes are to be redeemed, DTC’s current practice is to determine by lot the amount of the holdings of each participant in the global note to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the existing notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as practicable after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the existing notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the global note to pledge or otherwise encumber their interest in the global note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of existing notes (including the presentation of existing notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited. Further, DTC has advised us that it will take such action only in respect of the portion of the principal amount of the existing notes represented by the global note as to which such participant has, or participants have, given DTC direction.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any existing note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the existing note has been previously redeemed or repurchased. If the existing notes are called for redemption or subject to repurchase, you may convert your existing notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. The initial conversion rate for the existing notes is 109.2001 shares of common stock per $1,000 principal amount of existing notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate is subject to adjustment as described below.

In the event of a fundamental change that consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the existing notes that convert their existing notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”

You can convert the existing note by delivering the existing note to the trustee’s corporate trust office, accompanied by a signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the existing note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment of cash in lieu of any fractional shares, and the trustee shall deliver such certificate(s) and cash payment to the conversion agent for delivery to the holder of the existing note being converted. The common stock issuable upon conversion of the existing notes will be fully paid and nonassessable.

If you surrender an existing note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. Notwithstanding the foregoing, if you are a holder of an existing note on a regular record date, including an existing note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such existing note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any existing note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of the interest payable on the interest payment date on the principal amount of existing notes being surrendered for conversion. However, you will not be required to make that payment if you are converting an existing note, or a portion of an existing note, that we have called for redemption or that you are entitled to require us to repurchase from you if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

If we distribute rights or warrants (other than those referred to in the second bullet below) pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any existing note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, which we refer to as the “conversion shares,” a number of rights or warrants to be determined as follows:

•        if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, which we refer to as the “distribution date,” the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion; and

•        if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such existing note was convertible immediately prior to such distribution date would have been entitled on such distribution date.

If you receive common stock upon conversion of an existing note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of existing notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the American Stock Exchange on the conversion date.

If you deliver an existing note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

Conversion Rate Adjustments

We will adjust the conversion rate for:

•        dividends or distributions on our common stock payable in shares of our common stock;

•        subdivisions, combinations or certain reclassifications of our common stock;

•        distributions (other than pursuant to a stockholder rights plan) to all or substantially all holders of our common stock of certain rights or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share less than the then current market price of our common stock on the record date for the distribution, provided that we will readjust the conversion rate to the extent these rights or warrants are not exercised before they expire;

•        dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (other than cash dividends) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet above or, as described below, certain rights distributed pursuant to a stockholder rights plan) to subscribe for or purchase our securities, provided that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants if we make arrangements for holders of existing notes to receive those rights and warrants upon conversion of the existing notes;

•        cash dividends or cash distributions to all or substantially all holders of our common stock, other than distributions described in the two immediately following bullets;

•        distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer and;

•        distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

•       as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our board of directors does not recommend rejection of the offer;

•       assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 10% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

•       such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the existing notes indenture, if we distribute cash in accordance with the fifth bullet above, then the conversion rate will generally be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date for the cash distribution by a fraction, the numerator of which is the then current market price per share of our common stock on the record date and the denominator of which is such then current market price less the per share amount of the distribution. We will not, however, adjust the conversion rate pursuant to this provision such that the effective conversion price is an amount that is below $0.01.

For purposes of the foregoing, “current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding that date. We will make adjustments to the current market price in accordance with the existing notes indenture to account for the occurrence of certain events during such 10 consecutive trading day period.

The existing notes indenture does not require us to adjust the conversion rate for any of the transactions described in the bullets above if we make provisions for holders of existing notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate.

We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion price. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients or certain distributions.

On conversion, the holders of existing notes will receive, in addition to cash, any shares of our common stock that such holders are entitled to receive upon conversion, a cash payment in respect of fractional shares and rights under any stockholder rights plan (i.e. “poison pill”) adopted by us and then in effect, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment to the fourth bullet above so long as we have made proper provision to provide that holders of existing notes will receive such rights upon conversion in accordance with the terms of the existing notes indenture. A distribution of separate certificates representing any such rights or the exercise of any such rights in accordance with the plan will not trigger a conversion rate adjustment.

Subordination

The payment of the principal of (and premium, if any) and interest (including additional interest, if any) on the existing notes, and any amounts payable upon the redemption or repurchase of the existing notes, will be subordinated in right of payment to the extent set forth in the existing notes indenture to the prior payment in full of all of our senior debt. The existing notes are also effectively subordinated in right of payment to any debt or other liabilities of our subsidiaries. As of March 31, 2007, we had no outstanding senior debt and our subsidiaries had approximately $7.5 million of accounts payable and other accrued liabilities.

For purposes of the foregoing, “senior debt” means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and rent payable on or in connection with, and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the existing notes indenture or thereafter created, incurred or assumed:

•        the new notes;

•        all our indebtedness evidenced by a credit or loan agreement, whether or not the recourse of the lender is to all of our assets or to only a portion;

•        all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by existing notes or similar instruments and whether or not the recourse of the lender is to all of our assets or to only a portion;

•        bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion;

•        all our obligations as lessee under leases required to be capitalized on our balance sheet under generally accepted accounting principles;

•        all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•        all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•        all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•        all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•        all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•        renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any indebtedness or obligation described in the bullets above.

Senior debt will not include:

•        the existing notes;

•        any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the existing notes;

•        accounts payable or other accrued liabilities or obligations incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•        any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

We will not make any payment on account of the existing notes if any of the following occurs:

•        we default in our obligations to pay principal, premium, if any, interest or other amounts due on or in connection with our senior debt, including a default under any redemption or repurchase obligation, which we refer to as a “payment default,” and the default continues beyond any grace period that we may have to make those payments; or

•        a default (other than a payment default) occurs and is continuing on any designated senior debt that permits the holders of the designated senior debt to accelerate its maturity and the trustee has received a payment blockage notice from us, the holder of such designated senior debt or such other person permitted to give such notice under the existing notes indenture.

If payments of the existing notes have been blocked by a payment default, payments on the existing notes will resume (including missed payments, if any) when the payment default has been cured or waived. If payments on the existing notes have been blocked by a default other than a payment default, payments on the existing notes will resume (including missed payments, if any) on the earlier of (i) the date on which such default is cured or waived and (ii) 179 days after the date on which the trustee receives the payment blockage notice if the maturity of the designated senior debt has not been accelerated such that such designated senior debt is then presently payable, unless the existing notes indenture otherwise prohibits payment at that time.

No default (other than a payment default) that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of designated senior debt has blocked payment on the existing notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

•        365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•        all scheduled payments of principal, any premium and interest (and additional interest, if any) on the existing notes that have come due have been paid in full in cash.

For purposes of the foregoing, designated senior debt means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be designated senior debt for purposes of the existing notes indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt.

In addition, upon any acceleration of the principal due on the existing notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due or to become due on or in connection with all senior debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment with respect to the existing notes. Due to the subordination provisions of the existing notes and the existing notes indenture, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you.

The existing notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the existing notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any claims secured by a security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

The existing notes indenture does not limit our ability to incur indebtedness, including senior debt, or the ability of any of our subsidiaries to incur indebtedness or other liabilities.

Redemption

Prior to November 1, 2009, the existing notes will not be redeemable at our option. Beginning on November 1, 2009, we may redeem the existing notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the existing notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the date of redemption, provided that the shelf registration statement covering resales of the existing notes and the common stock issuable upon conversion of the existing notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of existing notes. Existing notes or portions of existing notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If the paying agent holds money sufficient to pay the redemption price due on an existing note on the redemption date in accordance with the provisions of the existing notes indenture, then on and after the redemption date, the existing note will cease to be outstanding and interest on the existing note will cease to accrue, whether or not the holder delivers the existing note to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the redemption price upon delivery of the existing note.

If we do not redeem all of the existing notes, the trustee will select the existing notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any existing notes are to be redeemed in part only, we will issue a new existing note or existing notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your existing notes is selected for partial redemption and you convert a portion of your existing notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

You will have the right to require us to repurchase all or a portion of your existing notes for cash on November 1 of 2009, 2014 and 2019, each of which we refer to as a “purchase date.” Any existing note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding existing notes for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related existing notes. Also, as described in the “Risk Factors” section of this prospectus under the caption “We may not have sufficient funds to repurchase the existing notes under circumstances when we are required to do so,” we may not have funds sufficient to repurchase existing notes when we are required to do so.

The purchase price payable will be equal to 100% of the principal amount of the existing notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date.

On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to you at your address shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•        the purchase price;

•        the name and address of the paying agent and the conversion agent; and

•        the procedures that you must follow to require us to purchase your existing notes.

Your notice electing to require us to purchase your existing notes must state:

•        the relevant purchase date;

•        if certificated existing notes have been issued, the certificate numbers of the existing notes;

•        the portion of the principal amount of existing notes to be purchased, in integral multiples of $1,000; and

•        that the existing notes are to be purchased by us pursuant to the applicable provisions of the existing notes and the existing notes indenture.

If your existing notes are not in certificated form, your notice must comply with applicable DTC procedures.

No existing notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the existing notes.

You may withdraw your purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

•        the principal amount of the withdrawn existing notes;

•        if certificated existing notes have been issued, the certificate numbers of the withdrawn existing notes; and

•        the principal amount, if any, that remains subject to the purchase notice.

If your existing notes are not in certificated form, your notice must comply with applicable DTC procedures. You must either effect book-entry transfer or deliver the existing notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the existing notes. If the paying agent holds money sufficient to pay the purchase price of the existing notes on the business day following the purchase date, then:

•        the existing notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the existing notes is made or whether or not the existing note is delivered to the paying agent); and

•        all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the existing notes).

Repurchase at Option of Holders Upon a Fundamental Change

In the event of a fundamental change, you will have the right to require us to repurchase all or a portion of your existing notes at a purchase price equal to 100% of the principal amount of the existing notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date plus, under the circumstances described below, a make-whole premium. If the purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the existing notes on the relevant record date.

If the fundamental change consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the existing notes. The make-whole premium will be paid on the purchase date to holders of the existing notes that convert their existing notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date.

The make-whole premium will be determined by reference to the table below and is based on the date on which the change in control constituting the fundamental change becomes effective and the price paid per share of our common stock in such transaction. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five-trading day period ending on the trading date immediately preceding the effective date.

The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the existing notes.

	Make-Whole Premium Upon a Change in Control (% of Principal Amount)
	Stock Price on Effective Date
Effective Date	$6.66	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00
11/3/2006	0.00%	14.26%	22.27%	21.61%	19.66%	18.06%	16.72%	15.62%	14.69%	11.82%	10.53%	9.88%	9.33%	9.14%
11/3/2007	0.00%	11.14%	18.56%	17.51%	15.32%	13.58%	12.21%	11.11%	10.23%	7.79%	6.88%	6.50%	6.22%	6.15%
11/3/2008	0.00%	6.93%	13.36%	11.76%	9.36%	7.65%	6.43%	5.56%	4.92%	3.50%	3.19%	3.09%	3.03%	3.03%
11/1/2009	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

The actual stock price and effective date may not be set forth in the table, in which case:

•        if the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year;

•        if the stock price on the effective date exceeds $50.00 per share (subject to adjustment as described below), no make-whole premium will be paid; and

•        if the stock price on the effective date is less than or equal to $6.66 per share (subject to adjustment as described below), no make-whole premium will be paid.

The stock prices set forth in the column headings of the table will be adjusted as of any date on which the conversion rate of the existing notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

We will pay, at our option, the purchase price and/or the make-whole premium in cash or shares of our common stock or, in the case of the make-whole premium, the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change.

If we decide to pay the purchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the purchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the 10-trading day period ending on the trading day immediately preceding the purchase date. We may pay the purchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

In addition, our right to pay the purchase price and/or the make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

•        listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq National Market;

•        the registration of such common stock under the Securities Act and the Exchange Act, if required; and

•        any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the purchase price and make-whole premium once we have given the notice that we are required to give to holders of record of existing notes, except as described in the immediately preceding sentence.

If we decide to pay the make-whole premium in the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

•        securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the 10-trading day period ending on the trading day immediately preceding the purchase date;

•        other securities, assets or property (other than cash) will be valued at 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent, nationally recognized investment banks selected by the trustee; and

•        100% of any cash.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of existing notes, as provided in the existing notes indenture, stating, among other things, (i) the occurrence of a fundamental change and the resulting purchase right, (ii) whether we will pay the purchase price in cash or shares of our common stock and (iii) whether we will pay the make-whole premium in cash, shares of our common stock or the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change. We must also deliver a copy of our notice to the trustee.

Our obligation to pay a make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

In order to exercise the purchase right upon a fundamental change, you must deliver prior to the purchase date a fundamental change purchase notice stating, among other things:

•        if certificated existing notes have been issued, the certificate numbers of the existing notes;

•        the portion of the principal amount of existing notes to be purchased, in integral multiples of $1,000; and

•        that the existing notes are to be purchased by us pursuant to the applicable provisions of the existing notes and the existing notes indenture.

If your existing notes are not in certificated form, your notice must comply with applicable DTC procedures.

You may withdraw your notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

•        the principal amount of the withdrawn existing notes;

•        if certificated existing notes have been issued, the certificate numbers of the withdrawn existing notes; and

•        the principal amount, if any, that remains subject to the purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•        comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act; and

•        file a Schedule TO or any other required schedule under the Exchange Act.

You must either effect book-entry transfer or deliver the existing notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the existing notes. If the paying agent holds money sufficient to pay the purchase price of the existing notes on the business day following the purchase date, then:

•        the existing notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the existing notes is made or whether or not the existing note is delivered to the paying agent); and

•        all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the existing notes).

A “fundamental change” generally will be deemed to occur upon the occurrence of a change in control or a termination of trading.

A “change in control” is deemed to have occurred at such time any of the following occurs:

1.     any person or group (defined in accordance with Section 13(d)(3) of the Exchange Act) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, provided that any acquisition by us, our subsidiaries or our employee benefit plans will not trigger this provision;

2.     we consolidate with, or merge with or into, any other person or another person merges into us, except if the transaction satisfies any of the following:

•       the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest in the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction;

•       the transaction is a merger effected only to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

•       all of the consideration for the common stock (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting a change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the existing notes become convertible solely into such common stock;

3.     we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person;

4.     during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

5.     our stockholders pass a resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

A “termination of trading” will be deemed to occur if our common stock (or other common stock into which the existing notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter market in the United States.

We may, to the extent permitted by applicable law, at any time purchase existing notes in the open market or by tender or by private agreement. Any existing note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any existing notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of a change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your existing notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase existing notes upon the occurrence of a fundamental change is subject to important limitations. Some of the events constituting a fundamental change in addition to the act of repurchasing the existing notes could cause an event of default or be prohibited or limited by the terms of our senior debt. As a result, any repurchase of the existing notes could, absent a waiver, be prohibited under the existing notes indenture’s subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or be unable to arrange financing, to pay the purchase price for all the existing notes that holders deliver to us for repurchase. If we were to fail to repurchase the existing notes when required following a fundamental change, an event of default would occur, whether or not such purchase is permitted by the existing notes indenture’s subordination provisions. Any such default may, in turn, cause a default under our senior debt.

No existing notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the existing notes.

Mergers and Sales of Assets

Without the consent of the holders of all of the existing notes, we may not consolidate with, or merge with or into, any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with, or merge with or into, us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•        we are the surviving person or the person formed by the consolidation or into or with which we merge, or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and additional interest, if any) on the existing notes and the performance of our other covenants under the existing notes indenture;

•        immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•        an officer’s certificate and legal opinion relating to these conditions is delivered to the trustee.

Upon any consolidation or merger or any transfer or lease of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the existing notes indenture with the same effect as if such successor corporation had been named in the existing notes indenture as our company, and we shall be released from the obligations under the existing notes and the existing notes indenture, except in the case of a lease or with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following will be “events of default” under the existing notes indenture:

•        we fail to pay principal of or any premium on any existing note when due, whether or not the payment is prohibited by the existing notes indenture’s subordination provisions;

•        we fail to pay any interest (including additional interest, if any) on any existing note when due and that default continues for 30 days, whether or not the payment is prohibited by the existing notes indenture’s subordination provisions;

•        we fail to give the notice that we are required to give if there is a fundamental change, whether or not the notice is prohibited by the existing notes indenture’s subordination provisions;

•        we fail to perform or observe any other term, covenant or agreement contained in the existing notes or the existing notes indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding existing notes;

•        we fail to pay by the end of any applicable grace period or after maturity of the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $5.0 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding existing notes;

•        we fail to deliver shares of common stock, together with cash in lieu of fractional shares, when those shares of common stock and cash in lieu of fractional shares are required to be delivered upon conversion of an existing note, and such failure continues for 10 days after such delivery date; or

•        events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) with respect to us and our subsidiaries specified in the existing notes indenture.

Subject to the provisions of the existing notes indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the existing notes indenture at the request or direction of any of the holders of existing notes unless they have offered to the trustee indemnity reasonably satisfactory to it. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding existing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the existing notes indenture, and the trustee may take any other action the trustee deems proper that is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of outstanding existing notes may accelerate the maturity of all existing notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding existing notes may, under circumstances set forth in the existing notes indenture, rescind the acceleration if all events of default, other than the non-payment of principal of and premium, if any, and interest on the existing notes that have become due solely because of the acceleration, have been cured or waived as provided in the existing notes indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) occurs and is continuing, then the principal of, and accrued interest (including additional interest, if any) on, all of the existing notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the existing notes or the trustee.

You will not have any right to institute any proceeding relating to the existing notes indenture, or to appoint a receiver or a trustee, or for any other remedy under the existing notes indenture, unless:

•        you have given the trustee written notice of a continuing event of default;

•        the registered holders of at least 25% of the aggregate principal amount of all outstanding existing notes have made a written request of the trustee to take action because of the default and have furnished indemnification reasonably satisfactory to the trustee against the cost, liabilities and expenses of taking such action;

•        the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; and

•        the trustee has not received any direction inconsistent with such written request from the holders of a majority of aggregate principal amount of all outstanding existing notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and additional interest, if any) on, an existing note, or the purchase price payable for an existing note on or after the due dates for such payments, or of the right to convert the existing note in accordance with the existing notes indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the existing notes indenture and as to any default in performance.

Modification and Waiver

The existing notes indenture will contain provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the existing notes. With the consent of the holders of at least a majority in aggregate principal amount of all outstanding existing notes, we and the trustee are permitted to amend or supplement the existing notes indenture or any supplemental indenture or modify the rights of the holders, provided that no such modification may, without the consent of each holder affected:

•        change the stated maturity of the principal or interest of any existing note;

•        reduce the principal amount, any premium or interest (including additional interest, if any) on any existing note;

•        reduce the amount payable on any existing note upon a redemption at our option;

•        amend or modify our obligation to make or consummate a repurchase offer, including a repurchase offer upon a fundamental change, in a manner adverse to the holders of the existing notes;

•        change the place or currency of payment on any existing note;

•        impair the right to institute suit for the enforcement of any payment on, or conversion of, any existing note;

•        modify the subordination provisions in a manner that is adverse to the holder of any existing notes;

•        adversely affect the right of any holder of existing notes to convert its existing notes;

•        reduce the percentage in principal amount of the outstanding existing notes whose holders’ consent is needed to modify, amend or waive any provision in the existing notes indenture; or

•        modify the provisions dealing with modification and waiver of the existing notes indenture, except to increase any required percentage or to provide that other provisions of the existing notes indenture cannot be modified or waived without the consent of the holder of each outstanding existing note affected.

The holders of a majority in principal amount of outstanding existing notes may waive our compliance with some restrictive provisions of the existing notes indenture. The holders of a majority in principal amount of outstanding existing notes may waive any past default, except a default in the payment of principal, any premium, interest (including additional interest, if any) or the purchase price.

Replacement of Existing notes

We will replace, at the holders’ expense, existing notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated existing notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed existing note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the existing note before a replacement existing note will be issued.

Governing Law

The existing notes indenture, the existing notes and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee for the holders of existing notes will be The Bank of New York Trust Company, N.A. If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the existing notes indenture at the request of any holders of existing notes, unless they have offered the trustee security or indemnity reasonably satisfactory to it.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 1, 2007, there were outstanding:

•        30,377,731 shares of common stock outstanding;

•        8,819,883 shares issuable upon the exercise of options issued pursuant to our current stock option plans and outside our stock option plans;

•        688,256 shares issuable upon the exercise of outstanding warrants; and

•        3,472,486 shares issuable upon the exercise of options available for future grant under our stock option plans.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

As of the date of this prospectus, we have authorized three classes of preferred stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Junior Participating Preferred Stock.

The Series A and Series B preferred shares were issued in 2003, but all outstanding shares have been converted into shares of common stock. No shares of Series A or Series B preferred stock are outstanding, and we do not intend to issue any shares of these series of preferred stock in the future. A discussion of our Series C Junior Participating Preferred Stock is set forth below under “Description of Stockholder Rights Plan.”

Description of Stockholder Rights Plan

On May 12, 2006, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on May 22, 2006, the record date. Each right entitles the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price of $35.00 per unit, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent.

Distribution Date; Transfer of Rights

Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the rights will separate from the common stock and a distribution date will occur upon the earlier of:

•        ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock (20%, in the case of certain institutional investors) other than as a result of repurchases of stock by us or certain inadvertent actions by institutional or certain other stockholders; or

•        ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

We refer to the earlier of these two dates as the “distribution date”; the date that any person or group reaches such 15% threshold as a the “stock acquisition date”; and any person or group that reaches such 15% threshold as an “acquiring person.”

Until the distribution date, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates. New common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference, and the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on May 12, 2016, unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to our holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our Board of Directors, only shares of common stock issued prior to the distribution date will be issued with rights.

The holder of each share of our common stock outstanding at the close of business on May 22, 2006 received one right. So long as the rights are attached to the common stock, one additional right (as such number may be adjusted pursuant to the provisions of the rights agreement) shall be deemed to be delivered for each share of common stock issued or transferred by us in the future. In addition, following the distribution date and prior to the expiration or redemption of the rights, we may issue rights when we issue common stock only if our Board deems it to be necessary or appropriate, or in connection with the issuance of shares of common stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain of our securities. Ten thousand shares of Series C preferred stock have been reserved for issuance upon exercise of the rights.

Exercise of Rights for Our Common Stock

In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

For example, at an exercise price of $35.00 per right, each right not owned by an acquiring person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $70.00 worth of common stock (or other consideration, as noted above) for $35.00. Assuming that our common stock had a per share value of $10.00 at such time, the holder of each valid right would be entitled to purchase seven shares of common stock for $35.00.

Exercise of Rights for Shares of an Acquiring Company

In the event that, at any time following the stock acquisition date:

•        we engage in a merger or other business combination transaction in which we are not the surviving corporation;

•        we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged; or

•        50% or more of our assets, cash flow or earning power is sold or transferred;

each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the second preceding paragraph are referred to as triggering events.

Adjustments to Purchase Price

The purchase price payable, and the number of units of Series C preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•        in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C preferred stock;

•        if holders of the Series C preferred stock are granted certain rights or warrants to subscribe for Series C preferred stock or convertible securities at less than the current market price of the Series C preferred stock; or

•        upon the distribution to holders of the Series C preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series C preferred stock on the last trading date prior to the date of exercise.

Exchange and Redemption of Rights

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, the Board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one ten-thousandth of a share of Series C preferred stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time until ten business days following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.001 per right, payable in cash, common stock or other consideration deemed appropriate by our Board of Directors. The aggregate redemption price otherwise payable to a beneficial holder of rights shall be rounded to the nearest $0.01, provided, however, if such aggregate redemption price is less than $0.01, such holder will be entitled to receive $0.01 upon the redemption of such rights. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Amendments to Terms of the Rights

Any of the provisions of the rights agreement may be amended by our Board of Directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement. The foregoing notwithstanding, no amendment may be made to the rights agreement at a time when the rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provision therein.

Anti-takeover Effects of the Stockholder Rights Plan

The rights may have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the rights to become exercisable. The rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and otherwise in our best interest and our stockholders best interest. The rights should not interfere with any merger or other business combination approved by our Board since our Board may, at its option, at any time until ten business days following the stock acquisition date redeem the then outstanding rights at the redemption price or take other action to exempt such a transaction under the rights agreement.

Anti-Takeover Effects of Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.

BOOK-ENTRY SYSTEM—THE DEPOSITORY TRUST COMPANY

DTC will act as depository for the new notes. The certificates representing the new notes will be in fully registered, global form without interest coupons registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of the global notes. DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the new notes represented by such global notes for all purposes under the new notes indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the new notes indenture.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the notes that its participants deposit with DTC. DTC also facilitates the settlement among participants of notes transactions, such as transfers and pledges, in deposited notes through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of notes certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of new notes under the DTC system must be made by or through participants, which will receive a credit for the new notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each new note is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

To facilitate subsequent transfers, all new notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the participants to whose accounts such new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of new notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the new notes, such as redemptions, tenders, defaults, and proposed amendments to the new notes documents. Beneficial owners of new notes may wish to ascertain that the nominee holding the new notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Payments of the principal of and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We understand that DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the new notes trustee on a payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the new notes trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the responsibility of the new notes trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

A beneficial owner shall give notice to elect to have its new notes purchased or tendered, through its participant, to the new notes trustee, and shall effect delivery of such new notes by causing the participant to transfer the participant’s interest in the new notes on DTC’s records, to the new notes trustee. The requirement for physical delivery of new notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the new notes are transferred by participants on DTC’s records and followed by a book-entry credit of tendered new notes to the new notes trustee DTC account.

DTC may discontinue providing its services as new notes depositary with respect to the new notes at any time by giving reasonable notice to us or the new notes trustee. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original new notes in exchange for the global notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relevant to the purchase of the new notes pursuant to the new money offering, the exchange of existing notes for new notes pursuant to the exchange offer, the ownership and disposition (including a conversion into common stock) of the new notes and the ownership and disposition of common stock received upon a conversion of new notes. It is not, however, a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any such consequences.

This summary deals only with holders that purchase new notes pursuant to the new money offering or exchange their existing notes for new notes pursuant to the exchange offer, and that hold existing notes, new notes and common stock, as the case may be, as “capital assets” (generally, property held for investment). This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes), insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. It also does not deal with existing notes, new notes or common stock held as part of a hedge, straddle, “synthetic security” or conversion transaction or with other integrated investments, or situations in which the functional currency of a U.S. Holder, as defined below, is not the U.S. dollar. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or any state, local or foreign tax laws which may be applicable.

As used herein, a “U.S. Holder,” means a beneficial owner of existing notes, new notes or common stock received upon conversion of a new note that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) it has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of existing notes, new notes or common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial holder of existing notes, new notes or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and investors in such partnerships should consult their own tax advisors.

The following discussion is for general information only and is not intended to be tax advice. Investors considering purchasing new notes pursuant to the new money offering or participating in the exchange offer should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences which may arise under other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Treatment of Exchange Offer

The U.S. federal income tax consequences of exchanging existing notes for new notes pursuant to the exchange offer depends on whether the differences between the new notes and the existing notes constitute a “significant modification.”  There will be a significant modification if, based on all the facts and circumstances, and taking into account all modifications, the changes to the legal rights and obligations are “economically significant.”  Although not free from doubt, we believe that the changes between the existing notes and new notes should be considered a significant modification and, therefore, that the exchange of existing notes for new notes should be considered an exchange for U.S. federal income tax purposes (the “Exchange”), and the remainder of this discussion assumes that this position is correct. If, notwithstanding our position, the changes are not considered a significant modification, the exchange of existing notes for new notes would be a non-event for U.S. federal income tax purposes, and an exchanging holder’s tax basis and holding period in the new notes would be the same as its adjusted tax basis and holding period in the existing notes exchanged therefor.

The U.S. federal income tax treatment of the Exchange also depends on whether the Exchange qualifies as a recapitalization pursuant to Section 368(a)( l )(E) of the Code, as discussed below.

If the Exchange qualifies as a recapitalization, a U.S. Holder will not recognize any income, gain or loss on the Exchange (except with respect to any amount attributable to accrued interest not previously included in income, which will be taxable as such). A U.S. Holder’s tax basis in the new notes will equal its adjusted tax basis in the existing notes immediately prior to the exchange and such U.S. Holder’s holding period for the new notes will include its holding period in the existing notes exchanged therefor.

The Exchange will qualify as a tax-free recapitalization only if the new notes and the existing notes qualify as “securities” for purposes of Section 368(a)(1)(E) of the Code. Because the term “securities” is not defined in the Code nor in the applicable Treasury Regulations, and it has not been clearly defined by judicial decisions, the rules for determining whether a debt instrument constitutes a security for purposes of Section 368(a)(1)(E) of the Code are unclear. The classification of a debt instrument as a security is determined based upon  an analysis of all facts and circumstances including, but not limited to: (1) the term (i.e., duration) of the instrument, (2) whether or not the instrument is secured, (3) the degree of subordination of the instrument, (4) the ratio of debt to equity of the issuer, and (5) the riskiness of the business of the issuer. The term of a debt instrument is one of the most significant factors in determining whether it qualifies as a security. In general, a debt instrument with a term of ten years or more is likely to be considered a security, a debt instrument with a term of less than five years generally is not (but in certain circumstances may be) considered to be a security, and debt instruments issued with an initial term of five to ten years are typically considered to be securities, although their status may not always be clear. In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the holder’s possible equity participation in the issuer. Because the stated terms of the existing notes and the new notes are more than five years, we intend to take the position that both should be considered securities and the Exchange should qualify as a recapitalization. Particularly because of the redemption features of the notes, which may affect the term of the notes for tax purposes, this determination is not free from doubt, and it is possible that the IRS could take a contrary view.

The IRS might assert, for example, that the existing notes and/or the new notes are not “securities” or that the Exchange is otherwise not a tax-free recapitalization for U. S. federal income tax purposes. If the Exchange were to fail to qualify for tax-free recapitalization treatment, a holder of the existing notes would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized by the holder in the Exchange (other than any amount treated as attributable to accrued interest not previously included in income) and the holder’s adjusted tax basis in the existing notes. In that event, the holder’s tax basis in the new notes would be equal to the issue price, and the holder’s holding period in the new notes would commence on the day after the Exchange. Each holder should consult its own tax advisor as to the amount and character of any gain or loss that might be recognized for U.S. federal income tax purposes if the Exchange failed to qualify for tax-free recapitalization treatment.

Regardless of whether the Exchange qualifies as a recapitalization, cash payments received in respect of accrued and unpaid interest will be taxed as ordinary interest income to the extent not previously includible in income.

Treatment of Ownership and Disposition of New Notes and Common Stock

Treatment of New Notes as Contingent Payment Debt Instruments

We intend to treat the new notes as debt instruments subject to the Treasury Regulations governing contingent payment debt instruments, which we refer to as the “contingent debt regulations.”  Our determination that the new notes are debt instruments subject to the contingent debt regulations, and our application of the contingent debt regulations to the new notes, including our determination of the rate at which interest will be deemed to accrue on the new notes and the related “projected payment schedule” determined by us as described below, generally will be binding on holders unless a holder explicitly discloses to the IRS that it is taking a contrary position.

The proper application of the contingent debt regulations to the new notes is not entirely certain, and no assurance can be given that the IRS will not assert that the new notes should be treated differently. The IRS might assert that the contingent debt regulations do not apply to the new notes. Our treatment of the new notes as contingent payment debt instruments is not binding on the IRS or the courts. A different treatment from that described below could affect the amount, timing, and character of income, gain or loss with respect to the new notes. Holders should consult their tax advisors concerning the tax consequences of holding a new note.

The remainder of this discussion assumes that that new notes will be treated as indebtedness subject to the contingent debt regulations.

Accrual of Interest on the New Notes

Pursuant to the contingent debt regulations, U.S. Holders of the new notes will be required to include amounts in income each year on the new notes on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, U.S. Holders generally will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the new notes that equals (A) the product of (1) the adjusted issue price, as defined below, of the new notes as of the beginning of the accrual period and (2) the comparable yield to maturity, as defined below, of the new notes, adjusted for the length of the accrual period, (B) divided by the number of days in the accrual period and (C) multiplied by the number of days during the accrual period that the U.S. Holder held the new notes.

The adjusted issue price of the new notes will be their issue price increased by any amount previously accrued in income under the projected payment schedule, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been  made with respect to the new notes (without regard to actual payments). The projected payments are treated as the actual payments for purposes of making adjustments to the issue price of the notes.

The issue price of the new notes will depend on whether the amount of new notes being sold for cash pursuant to the new money offering is a “substantial amount” of the total amount of new notes being issued (both for cash and pursuant to the exchange offer). If the portion being sold for cash is considered a “substantial amount,” then the issue price of all the new notes will be the first price at which a substantial amount of the new notes are sold to the public, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. While there is no guidance on what constitutes a “substantial amount,” we currently expect to sell an amount of new notes for cash that we believe would be considered a “substantial amount”. If this were not the case, the issue price of all the new notes would be the trading price of the new notes at the time they are issued (if the new notes are considered publicly traded at that time) or the trading price of the existing notes at such time (if only the existing notes are publicly traded). If neither the existing notes nor the new notes are considered publicly traded, then  the issue price would be determined under special rules that apply to contingent payment debt instruments that are not publicly traded issued in exchange for property that is not publicly traded, and the contingent debt rules described herein would not apply.

The term “comparable yield” generally means the annual yield we would pay, as of the initial issue date, on a fixed rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the new notes, which we have determined to be     %. As noted above, this means that U.S. Holders generally will be required to include amounts in income on the new notes at a rate in excess of and, perhaps, substantially in excess of the stated rate. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

In addition to determining a comparable yield, we are required, solely for U.S. federal income tax purposes, to determine, as of the issue date, a “projected payment schedule.”  The projected payment schedule is a schedule of noncontingent payments, together with an estimate of all future contingent payments on the new notes, including the payment at maturity taking into account the conversion feature. The amount and timing of to projected payment schedule must produce a yield to maturity equal to the comparable yield. U.S. Holders may obtain the projected payment schedule by submitting a written request for such information to :  Isolagen, Inc. 405 Eagleview Boulevard, Exton, PA  19341, Attention: Chief Financial Officer.

Under the indenture, each U.S. Holder for U.S. federal income tax purposes is required to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the new notes.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NEW NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NEW NOTES.

Adjustments to Interest Accruals on the New Notes

If, during any taxable year, a U.S. Holder of new notes receives actual payments with respect to such new notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder must treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including any additional interest or make-whole payment paid in common stock, and common stock received upon conversion of the new notes) received in that year.

If a U.S. Holder receives in a taxable year actual payments with respect to the new notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the new notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the new notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the new notes or to reduce the amount realized on a sale, exchange, conversion or redemption of the new notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions

Special rules will apply if the amount of a contingent payment on a note becomes fixed more than six months prior to the due date of the payment. Generally, in this case, a U.S. Holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payments. The U.S. Holder’s tax basis in the note would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Sale, Exchange, Conversion or Redemption of  the New Notes

Generally, the sale, exchange, conversion, redemption or other taxable disposition of the new notes will result in the recognition of gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and projected payment schedule for the new notes includes the receipt of shares upon conversion as a contingent payment with respect to the new notes. Accordingly, we intend to treat the fair market value of our common stock, plus the additional interest amount and the make-whole amount (regardless of whether the additional interest or make-whole amount is paid in cash or common stock) received by a U.S. Holder upon the conversion of a new note as a payment under the contingent debt regulations. As described above, a U.S. Holder is in general bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of the new notes into common stock also will result in the recognition of gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, conversion, redemption or other taxable disposition of the new notes will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder’s adjusted tax basis in the new notes.

A U.S. Holder’s adjusted tax basis in a new note generally will be equal to the U.S. Holder’s initial tax basis in the new note increased by any interest income previously accrued by the U.S. Holder under the projected payment schedule (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments that previously have been scheduled to be made in respect of the new notes (without regard to the actual payments).

Provided that the Exchange qualifies as a tax-free recapitalization or is not a significant modification, each as described above under “—Treatment of the Exchange Offer,” a U.S. Holder that receives the new notes in the Exchange generally will have an initial tax basis in the new notes equal to its adjusted tax basis in the existing notes. A U.S. Holder that receives the new notes in the Exchange if it is a significant modification but does not qualify as a tax-free recapitalization will have an initial tax basis in the new notes equal to their issue price on the date of the Exchange. A  U.S. Holder that buys new notes in the new money offering generally will have an initial tax basis in the new notes equal to the amount paid for the new notes.

Gain recognized upon a sale, exchange, conversion, redemption or other taxable disposition of a new note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the holding period of the new note is more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells or converts a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

A U.S. Holder’s tax basis in common stock received upon conversion of a new note (including common stock received in payment of the additional interest amount or the make-whole amount) will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion, not on the date of acquisition of the new notes.

In the event that we undergo a business  combination as described under “Description of New Notes—Conversion Rights—Conversion Rate Adjustments,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant business combination constituting a designated event. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

In general, any distribution in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If holding period requirements are met, dividends paid to non-corporate holders (with respect to taxable years through 2010) will generally qualify for the reduced maximum tax rate on qualified dividend income (currently 15%). If the U.S. Holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied.

To the extent that a U.S. Holder receives a distribution on our common stock that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces the U.S. Holder’s tax basis in the common stock. Any distribution in excess of the U.S. Holder’s tax basis in the common stock will be treated as capital gain, and as long-term capital gain if the holder’s holding period exceeds one year.

Constructive Dividends

The conversion rate of the new notes is subject to adjustment under certain circumstances. Certain adjustments to the conversion rate of the new notes may result in a taxable constructive distribution to a U.S. Holder of a new note. This will occur if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. Holder of a new note in our fully diluted common stock, thereby increasing the U.S. Holder’s proportionate interest in our earnings and profits or assets. A taxable constructive distribution will result, for example, if the conversion rate is adjusted to reflect a taxable dividend to holders of our common stock. The adjustment to the conversion rate of notes converted in connection with a change in control, as described under “Description of New Notes—Conversion Rights” above, also may be treated as a taxable stock distribution. Because a constructive dividend distribution may occur whether or not a U.S. Holder ever exercises the conversion privilege, the holder may recognize income even though the holder does not receive any cash or property as a result of the adjustment (or failure to adjust). Not all changes to the conversion rate, however, increase a U.S. Holder’s proportionate interest in our earnings and profits or assets. Thus for example, adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. Holders of the new notes (other than dilution resulting from dividends to shareholders) will generally not be considered to result in a constructive dividend distribution. If an event occurs that increases the interests of holders of the notes, and the conversion rate is not adjusted (or not adequately adjusted), this could be treated as a taxable constructive distribution to holders of the notes.

Any deemed distribution would be treated as a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis increased by the amount of such dividend), with any excess treated as a non-taxable return of capital up to the recipient’s adjusted tax basis and then as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described above as the requisite applicable holding period requirements  might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1)  the amount of cash and the fair market value of any property received for the common stock and (2) such holder’s adjusted tax basis in the common stock. Such gain or loss will be a long-term capital gain or loss if the U.S. Holder’s holding period in the common stock exceeds one year at the time of the sale or exchange. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) on payments of (1) interest and principal on the new notes, (2) proceeds (including additional interest or make-whole amounts) from the sale or other disposition (including a redemption or conversion) of the new notes or the common stock and (3) dividends on the common stock. Under current law, certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting and backup withholding. A U.S. Holder, in general, will be subject to information reporting and backup withholding if such holder is not otherwise exempt and such holder:

•        fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number.

•        furnishes an incorrect TIN.

•        is notified by the IRS that it has failed to properly report payments of interest or dividends, or

•        fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld may be credited against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes certain information to the IRS.

Non-U.S. Holders

Treatment of Exchange Offer

As described above under “—U.S. Holders—Treatment of Exchange Offer,” we believe the exchange of existing notes for new notes should constitute a recapitalization for U.S. federal income tax purposes. Accordingly, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain realized on the exchange of existing notes for new notes.

Taxation of Interest on the New Notes

Payments of interest in respect of the new notes to a Non-U.S. Holder will be exempt from U.S. federal income or withholding tax (at a 30% statutory rate or such lower rate as may be specified by an applicable income tax treaty), provided that: (i) such Non-U.S. Holder does  not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) such Non-U.S. Holder certifies on an IRS Form W-8BEN (or other appropriate IRS Form W-8 or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and (iii) such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a U.S. permanent establishment). In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

Income or Gains Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of the new notes is engaged in a trade or business in the United States, and if interest or gain on the new notes is effectively connected with the conduct of such trade or business (and, where a tax treaty applies is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax discussed in the preceding paragraph, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of new notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Dividends on Common Stock

Any dividends paid to a Non-U.S. Holder with respect to the common stock (and any deemed dividends resulting from certain adjustments, or the failure to make certain adjustments, to the number of shares of common stock to be issued upon conversion, as discussed in “—U.S. Holders—Constructive Dividends” above) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive distribution deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the new notes. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from U.S. federal withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax of 30% (or such lower rate provided by an applicable treaty).

Sale, Exchange, Redemption, or Other Disposition of Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of common stock generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, where a tax treaty applies, is attributable to a U.S. permanent establishment); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or (iii) the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) treat the gain as effectively connected with a U.S. trade or business. The FIRPTA rules would apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. Holder only if we currently are, or were at any time within five years (or, if shorter, the non-U.S. Holder’s holding period for the notes disposed of) before the transaction, a “U.S. Real Property Holding Corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Backup Withholding and Information Reporting

We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “    Non-U.S. Holders—Taxation of Interest on the New Notes” and )—Non-U.S. Holders—Dividends or Common Stock” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding tax with respect to payments made by us with respect to the new notes or the common stock if the Non-U.S. Holder has provided to the withholding agent an IRS Form W-8BEN or IRS Form W-8ECI (or successor form) described above and such withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of the sale of new notes or common stock made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of all of our directors, executive officers, and significant employees as of July 9, 2007. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Title
Nicholas L. Teti	54	Chairman of the Board and Chief Executive Officer
Declan Daly	44	Chief Operating Officer Executive Vice President—Europe and Chief Financial Officer
Steven C. Trider	40	Senior Vice President
Todd J. Greenspan	35	Vice President of Finance and Corporate Controller
Steven Morrell	51	Director(2)(3)
Henry Y.L. Toh	49	Director(1)(2)
Ralph V. De Martino	52	Director
Marshall G. Webb	64	Director(1)(2)(3)
Terry E. Vandewarker	55	Director(1)(3)(4)

(1)             Members of the Audit Committee.

(2)             Members of the Compensation Committee.

(3)             Members of the Corporate Governance Committee.

(4)             Lead Independent Director.

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Nicholas L. Teti.   Mr. Teti was named as Chairman of the Board and Chief Executive Officer in June 2006. Mr. Teti served as President, Chief Executive Officer and a director of Inamed Corp. from July 2001 until March 2006. He has over 25 years of management, operations and marketing experience in the pharmaceuticals industry. From November 1999 until December 2000, Mr. Teti was President, Chief Executive Officer and Chief Operating Officer of DuPont Pharmaceuticals Company. He spent 25 years at DuPont and DuPont Merck, which included a number of senior management positions. Several of these assignments were in leadership roles of DuPont’s global pharmaceuticals business units. From January 2001 until June 2001, he was President and Director of Yamanouchi USA, Inc., a division of Yamanouchi Pharmaceuticals Co., where he was responsible for establishing its U.S. business. Since May 2007, Mr. Teti  has served as a director of Enteromedics, Inc. Mr. Teti holds an M.B.A. in Health Care Administration and a B.A. in Economics from St. Joseph’s University.

Declan Daly.   Mr. Daly has served as Isolagen’s Executive Vice President—Europe and Chief Financial Officer since June 2006, and as Chief Operating Officer since June 2007. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland.

Steven C. Trider.   Mr. Trider has served as a Senior Vice President of Isolagen since June 2006. From March 2004 until March 2006, Mr. Trider served as Vice President of Global Marketing for Inamed Corp., and was responsible for the global business and market development of the portfolio of products, including licensing and alliance management. From November 2001 until March 2004, Mr. Trider served as the Director of Strategic Marketing for Bristol Myers Squibb. From 1991 until 2001, Mr. Trider worked for DuPont and DuPont Merck Pharma in the US and Canadian sales and marketing organizations, including as Sr. Director of National Accounts. Mr. Trider graduated with a Bachelor of Science from Dalhousie University (Halifax, Nova Scotia—Canada) and an MBA from Saint Mary’s University (Halifax, Nova Scotia).

Todd J. Greenspan.   Mr. Greenspan has served as Isolagen’s Vice President of Finance and Corporate Controller since May 2005. Mr. Greenspan is a licensed Certified Public Accountant in the State of Pennsylvania. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., most recently serving as Senior Director of Finance. From May 2000 to October 2002, Mr. Greenspan served as a Controller of AstroPower, Inc. From September 1994 to May 2000, Mr. Greenspan served as a public accountant at Arthur Andersen LLP, most recently as a Manager in the Attestation and Assurance practice. Mr. Greenspan holds both a B.S. in Accounting and an M.S. in Accounting and Management Information Sciences from the University of Delaware.

Steven Morrell.   Mr. Morrell was elected to the Board of Directors in May 2002. Since January 2001, Mr. Morrell has been a Partner at Teknoinvest AS, a Norwegian venture capital firm investing in Scandinavia and the United States in the life science and information technology sectors with $120 million under management. From January 1999 to January 2001, he was the Managing Director of a Teknoinvest portfolio company, Aquasmart International AS. From January 1998 to February 1999, he was the General Director of Veropharm Co., Ltd. Mr. Morrell has held numerous positions over the previous 14 years including: Managing Director for a Merck & Co., Inc. subsidiary; General Director of Veropharm Co., Ltd., a Russian pharmaceutical company; President of Hafslund Nycomed Pharma AG in Austria, and management consultant in McKinsey & Co., Inc. Mr. Morrell also served in the U.S. Air Force as an officer. Mr. Morrell currently serves as the Chairman of the Board of AKVA group ASA in Norway, CiDRA Corporation and MariCal, Inc., as well as a Member of the Board of QuNano AB in Sweden. From September 2004 until December 2005, Mr. Morrell served as a director of Vaso Active Pharmaceuticals Inc. Mr. Morrell holds an MBA from IMD, Switzerland and a B.Sc. degree with a major in Mathematics from Brigham Young University.

Henry Y. L. Toh.   Mr. Toh was appointed to the Board of Directors in January 2004. He is currently serving as a director with three other publicly traded companies. Since 2001, Mr. Toh has served as a director of Teletouch Communications Inc. Since 1992, Mr. Toh has served as an officer and director of C2 Global Technologies Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since August 2005, Mr. Toh has served as a director of Labock Technologies, Inc. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University.

Ralph V. De Martino.   Mr. De Martino was appointed to the Board of Directors in December 2002. Since June 2005, Mr. De Martino has been a member of the law firm of Cozen O’Connor in the firm’s Washington, DC office and serves as the Co-Chair of the firm’s Securities Offerings and Regulations Practice Group. From January 2003 until June 2005, Mr. De Martino was the managing partner of the Washington, DC office of the law firm Dilworth Paxson LLP and was the National Chair of the Securities Department for the firm. Cozen O’Connor provides legal services to Isolagen and Dilworth Paxson LLP provided legal services to Isolagen. From 1983 to December 2002, Mr. De Martino served as the managing principal of the law firm of De Martino Finkelstein Rosen & Virga. Mr. De Martino is a graduate of Bucknell University and the George Washington University National Law Center. Mr. De Martino practices law in the areas of securities and corporate law.

Marshall G. Webb.   Mr. Webb was appointed to the Board of Directors in April 2004. Mr. Webb is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial consulting and merger and acquisition services to public and private companies. Since March 2006, Mr. Webb has served as a director and member of the audit committee of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From February 2003 until December 2005, he served as Chief Executive Officer of HWIGroup, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. Mr. Webb founded BrightStar Information Technology Group, Inc., a global provider of information technology solutions to government and business, and served as its Chief Executive Officer and as a director from 1997 through 1998. Since 2001, Mr. Webb has served as a director of Teletouch Communications, Inc., and is a member of its Audit and Compensation Committees. Mr. Webb served on the Board of Directors and Audit Committee of Omni Energy Services Corp. from February 2004 until April 2005. Mr. Webb attended Southern Methodist University, is a certified public accountant, and began his career with Peat, Marwick, Mitchell & Co.

Terry E. Vandewarker.   Mr. Vandewarker was appointed to the Board of Directors in October 2006. Mr. Vandewarker is currently a partner with a privately held family business. He served as a director of Inamed from July 2003 until March 2006. From July 1997 through July 2002, he held a number of senior operations and financial management positions at Encad, Inc., a publicly traded NASDAQ company until its acquisition by Eastman Kodak in 2002. Mr. Vandewarker was President and Chief Executive Officer of Encad from July 2000 through January 2002 and continued as President until July 2002. Prior to that, Mr. Vandewarker was Encad’s Vice President of Operations and Director of Finance. Prior to joining Encad, he received extensive experience in senior accounting and finance positions, including Vice President and Chief Financial Officer for NexCycle, Inc. from 1995 through 1997 and Vice President and Chief Financial Officer for OCTUS, Inc. from 1993 through 1995. Prior to that he worked for a multi-national investment company, an entertainment company and for Price Waterhouse. Mr. Vandewarker is a Certified Public Accountant and holds a Bachelor of Science in Psychology from the University of California at Riverside and an M.B.A. in Accounting and Finance from the University of California at Los Angeles.

No director is related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

PLAN OF DISTRIBUTION

We have engaged Thomas Weisel Partners LLC to use its best efforts to find purchasers for up to $30 million of additional new notes offered in the new money offering on an agency basis. Thomas Weisel Partners LLC is not obligated to take or pay for any of the additional new notes. As compensation for its services, we have agreed to pay Thomas Weisel Partners LLC a selling commission based on the total gross proceeds raised in connection with the new money offering of 3% of the gross proceeds. This selling commission will be in addition to the fee that we have agreed to pay Thomas Weisel Partners LLC in connection with its services as dealer manager in connection with the exchange offer. Thomas Weisel Partners LLC will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the new money offering (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

The placement agreement provides that the obligations of Thomas Weisel Partners LLC to find purchasers are subject to enumerated conditions.

Thomas Weisel Partners LLC will, after consultation with us, in its discretion, allocate the additional new notes among potential investors. If you indicate your interest in participating in the new money offering to Thomas Weisel Partners LLC and are allocated new notes, you will be contacted, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statements of which this prospectus is a part. If you confirm your allocation and deliver the purchase price on the closing date, you will be sold your allocation of the additional new notes. You are not guaranteed any allocation if you indicate an interest in purchasing new notes. Neither we, nor Thomas Weisel Partners LLC will consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

There is no minimum amount of new notes that we are required to sell and we may decide not to sell any new notes in the new money offering. The offering will commence on the date of this prospectus and may continue after the closing date of the exchange offer.

Indemnity.   The dealer manager agreement and the placement agent agreement provide that we will indemnify Thomas Weisel Partners LLC against certain liabilities, including liabilities under the Securities Act.

Other Relationships.   Thomas Weisel Partners LLC may acquire our shares, existing notes, or new notes in the normal course of its business. Thomas Weisel Partners LLC may, from time to time, engage in investment banking and other transactions with and perform services for us in the normal course of business.

Lock-up Agreements.   All of our executive officers and directors have agreed, for a period of 90 days after the date of the placement agreement, not to offer, sell, contract to sell or otherwise transfer, dispose of, loan, pledge, assign or grant (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any rights to, or interests in, any common stock, any options or warrants to purchase any common stock, any securities convertible into or exchangeable for common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of Thomas Weisel Partners LLC. For a period of 90 days after the date of the placement agreement, our executive officers and directors have also agreed not to enter into any transaction (including derivative transactions) having an economic effect similar to that of the sale of new notes, common stock, options or warrants to acquire common stock, or any securities of ours which convertible into or exchangeable for, or represent the right to receive, common stock or securities that are substantially similar to our common stock, subject to certain exceptions, without the prior consent of Thomas Weisel Partners LLC. Moreover, if (i) during the last 17 days of the 90-day restricted period referred to above we issue an earnings release or disclose material news or a material event relating to us occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance or the earnings release, the disclosure of the material news or the occurrence of the material event.

No Prior Market for New Notes.   Prior to this offering, there has been no market for the new notes. Consequently, the offering price for the additional new notes to be sold in this offering will be determined through negotiations between us and Thomas Weisel Partners LLC. Among the factors that will be considered in those negotiations will be prevailing market conditions, our financial information and the price of the existing notes.

We do not intend to list the new notes for trading on any securities exchange or quotation system. We have been advised by Thomas Weisel Partners LLC that it presently intends to make a market in the new notes as permitted by applicable laws and regulations. Thomas Weisel Partners LLC has no obligation, however, to make a market in the new notes and may discontinue market making at any time without notice.

Stabilization.   We have been advised by Thomas Weisel Partners LLC that after expiration of the exchange offer certain persons participating in the new money offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the new notes. Stabilization bids are bids for, or the purchase of, new notes on behalf of Thomas Weisel Partners LLC for the purpose of fixing or maintaining the price of the new notes. Such stabilization bids may be discontinued at any time.

LEGAL MATTERS

Cozen O’Connor will pass upon certain legal matters relating to the exchange offer and the new money offer. Ralph V. De Martino, one of our directors, is a shareholder of the firm of Cozen O’Connor. Certain legal matters will be passed upon for the dealer manager and placement agent by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements appearing in the Form 8-K filed on June 5, 2007 and management’s report on the effectiveness of internal control over financial reporting appearing in the Form 10-K for the year ended December 31, 2006 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The exchange agent:

The Bank of New York Trust Company, N.A.

By Mail or Overnight Courier

101 Barclay Street—7 East
New York, New York 10286
Attn. Mrs. Evangeline R. Gonzales

By Facsimile Transmission:

(212) 298-1915

Confirm by Telephone:

(212) 815-3738

The Information Agent:

Georgeson Shareholder Communications, Inc.
17 State Street, l0th Floor
New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
Call Toll Free: (888) 549-6633

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal or letter of transmittal and consent may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The Dealer Manager for the Exchange Offer:

THOMAS WEISEL PARTNERS LLC
(888) 627-6373
Attention: Isolagen Offering Desk
One Montgomery Street
San Francisco, California 94104

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD, Inc. filing fee. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee	$4,050
NASD, Inc. filing fee	12,500
Printing and engraving expenses	100,000
Legal fees and expenses	800,000
Accounting fees and expenses	100,000
Trustee, exchange agent and transfer agent fees	15,000
Information agent fees	7,500
Miscellaneous	160,918
Total	1,200,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Isolagen’s Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Isolagen against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Isolagen, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Isolagen also authorize it to indemnify directors, officers, employees and agents of Isolagen who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Isolagen to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Isolagen or of another entity at the request of Isolagen, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Isolagen, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Isolagen unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws also permit Isolagen to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isolagen reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Certificate of Incorporation, may require Isolagen, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

Isolagen’s Certificate of Incorporation provides that directors shall have no personal liability to Isolagen or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to Isolagen or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

Isolagen currently has directors’ and officers’ liability insurance. Delaware General Corporation Law, Section 145, and the Certificate of Incorporation and Bylaws of Isolagen provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isolagen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
1.1	Form of Dealer Manager Agreement*
1.2	Form of Placement Agent Agreement*
3.1	Amended Certificate of Incorporation(1)
3.2	Amended and Restated Bylaws(2)
4.1	Form of Indenture*
5.1	Opinion of Cozen O’Connor*
12.1	Statement re: Computation of Ratios
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A.*
99.1	Forms of Letters of Transmittal*
99.2	Forms of Notices of Guarantee of Delivery*
99.3	Forms of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Others*
99.4	Forms of Letters to Client*

*                     To be filed by amendment

(1)             Previously filed as an exhibit to our Form 10-Q for the fiscal quarter ended June 30, 2005, as filed on August 9, 2005, and is incorporated by reference herein.

(2)             Previously filed as exhibit to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed on April 28, 2004, and incorporated by reference hereto.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415(ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on the 9th day of July, 2007.

ISOLAGEN, INC.
By:	/s/ NICHOLAS L. TETI
Name:	Nicholas L. Teti
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ NICHOLAS L. TETI	Chairman of the Board and Chief Executive Officer	July 9, 2007
Nicholas L. Teti	(Principal Executive Officer)
/s/ DECLAN DALY	Chief Operating Officer and Chief Financial Officer	July 9, 2007
Declan Daly	(Principal Financial Officer)
/s/ TODD J. GREENSPAN	Vice President of Finance and Corporate Controller	July 9, 2007
Todd J. Greenspan	(Principal Accounting Officer)
/s/ HENRY Y.L. TOH		July 9, 2007
Henry Y.L. Toh	Director
/s/ RALPH V. DE MARTINO		July 9, 2007
Ralph V. De Martino	Director
/s/ STEVEN MORRELL		July 9, 2007
Steven Morrell	Director
/s/ MARSHALL G. WEBB		July 9, 2007
Marshall G. Webb	Director
/s/ TERRY E. VANDEWARKER		July 9, 2007
Terry E. Vandewarker	Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Dealer Manager Agreement*
1.2	Form of Placement Agent Agreement*
3.1	Amended Certificate of Incorporation(1)
3.2	Amended and Restated Bylaws(2)
4.1	Form of Indenture*
5.1	Opinion of Cozen O’Connor*
12.1	Statement re: Computation of Ratios
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A.*
99.1	Forms of Letters of Transmittal*
99.2	Forms of Notices of Guarantee of Delivery*
99.3	Forms of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Others*
99.4	Forms of Letters to Client*

*                     To be filed by amendment

(1)             Previously filed as an exhibit to our Form 10-Q for the fiscal quarter ended June 30, 2005, as filed on August 9, 2005, and is incorporated by reference herein.

(2)             Previously filed as exhibit to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed on April 28, 2004, and incorporated by reference hereto.